Exhibit 2.2

PURCHASE AND SALE AGREEMENT

BETWEEN

SAMSON EXPLORATION, LLC (“SELLER”)

AND

HALCON ENERGY PROPERTIES, INC. (“BUYER”)

DATED

January 18, 2017

	TABLE OF CONTENTS

1.	DEFINITIONS		1

2.	PURCHASE AND SALE		7
	2.1	Interests	7
	2.2	Wells	8
	2.3	Equipment	8
	2.4	Production	8
	2.5	Surface Rights	8
	2.6	Contract Rights and Permits	8
	2.7	Gathering System	8
	2.8	Interests of TAR Owners	9
	2.9	Files and Records	9
	2.10	Gas and Pipeline Imbalances	9
	2.11	Excluded Assets	9

3.	PURCHASE PRICE AND ALLOCATION		9
	3.1	Base Purchase Price	9
	3.2	Performance Deposit and Payment	9
	3.3	Adjustments to the Base Purchase Price	10
	3.4	Allocation of Base Purchase Price	11
	3.5	Allocation of Adjusted Base Purchase Price	11

4.	ACCESS TO ASSETS AND DATA; DISCLAIMERS		12
	4.1	Access	12
	4.2	Disclaimer	12

5.	SELLER’S REPRESENTATIONS		13
	5.1	Existence	13
	5.2	Authority	13
	5.3	Violations	14
	5.4	Compliance	14
	5.5	Payment of Royalties	14
	5.6	Taxes	14
	5.7	Contracts and Permits	14
	5.8	Litigation and Claims	15
	5.9	Sale Contracts	15
	5.10	Notices	15
	5.11	Imbalances	15
	5.12	Take-or-Pay	15
	5.13	Timely Payment	15
	5.14	Outstanding Obligations	15
	5.15	Brokers	15
	5.16	Consents	15
	5.17	Preferential Purchase Rights; AMIs; MFNs	15
	5.18	Surety Bonds	16
	5.19	Current Plugging Obligations	16
	5.20	Payout	16
	5.21	Suspended Amounts.	16
	5.22	Screaming Eagle Agreement and Project Payout.	16

i

	5.23	Leases and Interests; Pooling	16

6.	BUYER’S REPRESENTATIONS		16
	6.1	Information	16
	6.2	Knowledge and Experience	17
	6.3	No Warranty	17
	6.4	Formation, Good Standing and Authority	17
	6.5	Liability for Broker’s Fees	17
	6.6	Financial Resources	17
	6.7	Qualification to Assume Operatorship	18

7.	TITLE		18
	7.1	Title Defects	18
	7.2	Additional Interests	19
	7.3	Notices	19
	7.4	Adjustments to Base Purchase Price	19
	7.5	Deductible for Title and Environmental Defects	20

8.	ENVIRONMENTAL AND ENVIRONMENTAL INDEMNITY		21
	8.1	Acceptance of Environmental Condition	21
	8.2	Remedy for Environmental Defects	22
	8.3	Acceptance of Environmental Condition	23
	8.4	NORM	24
	8.5	Environmental Indemnities	24

9.	THIRD-PARTY PREFERENTIAL RIGHTS TO PURCHASE, CONSENTS, AND TAG ALONG RIGHTS		25
	9.1	Third Party Notices	25
	9.2	Third-Party Exercise	25
	9.3	Third-Party Failure to Purchase	25
	9.4	Tag Along Rights	25

10.	CONDITIONS TO CLOSING; SETTLEMENT STATEMENT; CLOSING		29
	10.1	Seller’s Conditions to Closing	29
	10.2	Buyer’s Conditions to Closing	30
	10.3	Closing Settlement Statement	31
	10.4	Closing Date and Place	31
	10.5	Closing Activities	31

11.	POST-CLOSING OBLIGATIONS		32
	11.1	Recordation and Filing of Documents	32
	11.2	Records	32
	11.3	Final Settlement Statement	33
	11.4	Suspense Accounts	33
	11.5	Further Assurances	34
	11.6	Volume Commitment	34

12.	TAXES		34
	12.1	Property Taxes	34
	12.2	Production Taxes	35
	12.3	Other Taxes	35

	12.4	Transfer Taxes	35
	12.5	Tax Returns	35

13.	OWNERSHIP OF ASSETS		35
	13.1	Distribution of Production	35
	13.2	Proration of Income and Expenses	36
	13.3	Notice to Remitters of Proceeds	36
	13.4	Production Imbalances	36
	13.5	Pipeline and Other Non Well-head Imbalances	37

14.	INTERIM OPERATIONS		37
	14.1	Standard of Care	37
	14.2	Liability of Operator	38
	14.3	Removal of Signs	38
	14.4	Non-Operated Assets	38
	14.5	Third-Party Notifications	38
	14.6	Accounting Cooperation	38

15.	EXCHANGE PROVISION		39

16.	ASSUMPTION OF LIABILITY AND GENERAL INDEMNIFICATION		39
	16.1	Buyer’s Assumption of Obligations	39
	16.2	Definitions	40
	16.3	Buyer’s General Indemnity	41
	16.4	Seller’s General Indemnity	41
	16.5	Limitation on Indemnification	42
	16.6	Further Limitation on Indemnification	42
	16.7	Indemnification Procedures	42

17.	CASUALTY LOSS		43

18.	NOTICES		44

19.	TERMINATION		44
	19.1	Termination	44
	19.2	Liabilities Upon Termination; Deposit Amount	45

20.	MISCELLANEOUS		45
	20.1	Entire Agreement	45
	20.2	Survival	45
	20.3	Arbitration and Dispute Resolution Procedures	46
	20.4	Confidentiality	48
	20.5	Choice of Law	48
	20.6	Assignment	48
	20.7	No Admissions	48
	20.8	Amendments	49
	20.9	Counterparts	49
	20.10	Third-Party Beneficiaries	49
	20.11	Public Communications	49
	20.12	Headings	49
	20.13	Expenses	49

20.14	Waiver of Consumer and Other Rights	49
20.15	Non-Compensatory Damages	50

List of Exhibits:

Exhibit “A” — Leases and Mineral Rights
Exhibit “A-1” — Gas Gathering System Plat
Exhibit “A-2” — Oil Gathering System Plat
Exhibit “A-3” - Water Recycling System Plat
Exhibit “A-4” — Gas Gathering System Equipment, Easements, and Surface Rights
Exhibit “A-5” — Oil Gathering System Equipment, Easements, and Surface Rights
Exhibit “A-6” — Water Recycling System Equipment, Easements, and Surface Rights
Exhibit “B” — Wells
Exhibit “C” — Surface Rights
Exhibit “D” — Excluded Assets
Exhibit “E” — Allocated Values
Exhibit “F” — Assignment, Conveyance, and Bill of Sale
Exhibit “G” — TAR Election Letter

List of Schedules:

Schedule 5.6— Taxes
Schedule 5.7— Material Contracts
Schedule 5.8— Litigation and Claims
Schedule 5.10— Notices of Violation
Schedule 5.11— Imbalances
Schedule 5.12— Throughput Obligations
Schedule 5.14— Outstanding Obligations
Schedule 5.16 — Consents
Schedule 5.17 — Preferential Purchase Rights; AMIs; MFNs
Schedule 5.18 — Surety Bonds
Schedule 5.21 — Suspense Accounts
Schedule 5.22 - Screaming Eagle Project Payout Balance
Schedule 13.4 — Production Imbalances
Schedule 14.1 — Certain Permitted Pre-Closing Actions

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (“Agreement”) is entered into this 18th day of January, 2017 (“Execution Date”) by and between SAMSON EXPLORATION, LLC, a Texas limited liability company whose address is 110 West 7th Street, Suite 2000, Tulsa, Oklahoma 74119 (“Seller”), and HALCON ENERGY PROPERTIES, INC., a Delaware corporation whose address is 1000 Louisiana Street, Suite 6700, Houston, Texas 77002 (“Buyer”). Buyer and Seller are sometimes referred to below individually as a “Party” or collectively as the “Parties.”

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the Assets (as defined below) on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

ARTICLE 1

1.             DEFINITIONS

“AAA” has the meaning set forth in Section 20.3(b).

“Additional Interest” has the meaning set forth in Section 7.2.

“Allocated Values” has the meaning set forth in Section 3.4.

“Arbitrable Dispute” has the meaning set forth in Section 20.3(b).

“Assets” has the meaning set forth in ARTICLE 2.

“Assumed Imbalance” has the meaning set forth in Section 13.4.

“Assumed Obligations” has the meaning set forth in Section 16.1.1.

“Base Purchase Price” has the meaning set forth in Section 3.1.

“Block” means a block of land described on Exhibit “E” used as a basis for Seller to reflect its Working Interest and Net Revenue Interest - notwithstanding the effects of any pooling, communitization, unitization, or contractual interests - for any future well that would be drilled in a unit consisting of all, but not more than all, of that block of land as to all depths above the base of the Wolfcamp Formation or such additional depth limitations set forth on Exhibit “E”.

“Business Day” means any day, other than Saturday or Sunday, on which commercial banks are open for commercial business with the public in Tulsa, Oklahoma.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Group” has the meaning set forth in Section 16.2.

“Buyer’s Knowledge” means the actual personal knowledge of Floyd Wilson, Steve Herod or David Elkouri, after reasonable inquiry into their respective areas of responsibility.

“Casualty Defect” has the meaning set forth in ARTICLE 17.

“Claims” means any and all claims, rights, demands, causes of action, liabilities (including civil fines), damages, losses, fines, penalties, sanctions of every kind and character, whether suffered or incurred by a Party or arising in connection with a claim or action by a third party, including fees and expenses of attorneys, technical experts and expert witnesses, judgments or proceedings of any kind or character whatsoever, whether arising or founded in law, equity, statute, contract, tort, strict liability or voluntary settlement and all expenses, costs and fees (including reasonable attorneys’ fees) in connection therewith.

“Claimant” has the meaning set forth in Section 20.3(b).

“Cleanup” has the meaning set forth in Section 8.1(d).

“Closing” has the meaning set forth in Section 10.4.

“Closing Settlement Statement” has the meaning set forth in Section 10.3.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute, and the regulations and administrative guidance promulgated thereunder.

“Consents” has the meaning set forth in Section 9.1.

“Contracts” means all contract rights relating to the Interests, Wells, Equipment, Easements, Hydrocarbons, Surface Agreements, Permits, or Imbalances, including, but not limited to, any operating agreements, joint venture agreements, unit agreements, orders and decisions of state and federal regulatory authorities establishing units, unit operating agreements, farmout agreements, processing agreements, transportation agreements, gathering and processing agreements, enhanced recovery and injection agreements, farm-in agreements, balancing agreements, options, drilling agreements, exploration agreements, seismic agreements, gas sales agreements, and assignments of operating rights, working interests, subleases and rights above or below certain footage depths or geological formations, to the extent the same are directly related to the Interests, together with all of Seller’s interest, rights and claims in, to and under the Screaming Eagle Agreement (including, without limitation, all rights and claims, from and after the Closing, (i) to recoup any amounts attributable to Project Payout (regardless of when the costs, expenses or liabilities giving rise to the Project Payout amount being recouped) and to receive and retain any payments made by TRO-X Group members in connection with the acceleration of Project Payout after Closing (or, to the extent applicable, any subsequent Closing pursuant to the terms of this Agreement), as contemplated in the Screaming Eagle Agreement).

“Conveyances” means the Assignment, Conveyance, and Bill of Sale substantially in the form attached as Exhibit “F” and any other mutually agreeable assignments, deeds, and/or bills of sale conveying the Assets to Buyer in accordance with the terms of this Agreement, to be executed and delivered in accordance with the provisions of Section 10.5.2.  To the extent a Conveyance includes any interests of a TAR Seller then said Conveyance shall include an assignment of the “by, through and under” title warranty received from the applicable TAR Sellers.

“Current Tax Period” means the Tax period in which the Effective Time occurs.

“Deductible Amount” has the meaning set forth in Section 7.5.

“Deposit” has the meaning set forth in Section 3.2.

“Designating Judge” has the meaning set forth in Section 20.3(b).

“Due Diligence Period” has the meaning set forth in Section 7.1.

“Easements” means rights-of-way, easements, permits, licenses, approvals, servitudes and franchises specifically acquired for, or used in connection with, operations for the exploration and production of oil, gas or other minerals on or from the Interests or otherwise in connection with the Wells, Equipment, Gathering System, Gathering Equipment or Surface Agreements or other Assets, including, without limitation, the rights to permits and licenses of any nature owned, held, or operated in connection with said operations.

“Effective Time” means 7:00 a.m. local time where the Interests are located on November 1, 2016.

“Environmental Adjustment” has the meaning set forth in Section 8.2(a).

“Environmental Defect” has the meaning set forth in Section 8.1.

“Environmental Laws” means any and all present and future laws, statutes, regulations, rules, orders, ordinances, codes, plans, requirements, criteria, standards, decrees, judgments, injunctions, notices, demand letters, permits, licenses, or determinations issued or promulgated by any federal, state, or local governmental authority pertaining to (a) use, storage, transportation, production, recycling, handling, treatment, emission, discharge, clean-up, release, or threatened release of pollutants, contaminants, NORM, chemicals, or industrial, toxic or hazardous wastes or substances or solid wastes (collectively, “Pollutants”) on or into the environment or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation or handling of Pollutants, (b) health, (c) the environment, or (d) wildlife or natural resources applicable to the Assets and in effect in or for the jurisdiction in which the Assets are located, including, without limitation, the Clean Air Act (Air Pollution Control Act), the Clean Water Act, the Federal Water Pollution Act, the Rivers and Harbors Act, the Safe Drinking Water Act, the National Environmental Policy Act of 1969 (NEPA), the Endangered Species Act, the Fish and Wildlife Conservation Act of 1980, the Fish and Wildlife Coordination Act (FWCA), the Oil Pollution Act, the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), the Superfund Amendments and Reauthorization Act of 1986 (SARA), the Resources Conservation and Recovery Act (RCRA), the Toxic Substance Control Act, the Occupational, Safety and Health Act (OSHA), the Hazardous Materials Transportation Act, the Hazardous and Solid Waste Amendments of 1984 (HSWA), and any and all other applicable present and future federal, state and local laws, statutes, regulations, rules, orders, ordinances, codes, plans, requirements, criteria, standards, decrees, judgments, injunctions, notices, demand letters, permits, licenses or determinations whose purpose is to regulate Pollutants or to conserve or protect health, the environment, wildlife or natural resources as any of the foregoing are now existing or may hereafter be amended or interpreted.

“Environmental Notice” has the meaning set forth in Section 8.1.

“Equipment” has the meaning set forth in Section 2.3.

“Escrow Account” has the meaning set forth in Section 3.2.

“Escrow Agent” has the meaning set forth in Section 3.2.

“Excluded Assets” has the meaning set forth in Section 2.11.

“Execution Date” has the meaning set forth in the Preamble.

“Final Settlement Statement” has the meaning set forth in Section 11.3.

“Governmental Authorities” means any court or tribunal in any jurisdiction (domestic or foreign) or any federal, state, county, municipal or other governmental or quasi-governmental body, agency, authority, department, board, commission, bureau or instrumentality.

“Hydrocarbons” has the meaning set forth in Section 2.4.

“Imbalances” has the meaning set forth in Section 2.10.

“Interests” has the meaning set forth in Section 2.1.

“Leases” has the meaning set forth in Section 2.1.

“Litigation” means those items set forth on Schedule 5.8.

“Loss” has the meaning set forth in Section 8.1(e).

“Material Contracts” means any (i) Contract that can reasonably be expected to result in aggregate payments by Seller of more than $100,000 during the current or any subsequent fiscal year or $250,000 in the aggregate over the term of such Contract (in each case, based solely on the terms thereof and without regard to any expected increase in volumes or revenues) that cannot be terminated by Seller on not greater than 90 days’ notice; (ii) any Contract that can reasonably be expected to result in aggregate revenues to Seller of more than $100,000 during the current or any subsequent fiscal year or $250,000 in the aggregate over the term of such Contract (in each case, based solely on the terms thereof and without regard to any expected increase in volumes or revenues); (iii) any Contract that (A) is a Hydrocarbon purchase and sale, gathering, transportation, processing, compression or similar Contract pursuant to which Seller received annual revenues or makes annual payments in excess of $100,000 and (B) is not terminable by Seller or its assignee without penalty on 60 days’ or less notice; (iv) any Contract that is an indenture, mortgage, loan, credit or sale-leaseback, guaranty of any obligation, bonds, letters of credit or similar financial Contract, except any such Contract with an aggregate outstanding principal amount not exceeding $100,000; (v) any Contract that constitutes a lease under which Seller is the lessor or the lessee of real, immovable, personal or movable property which lease (A) cannot be terminated by Seller without penalty upon 60 days or less notice and (B) involves an annual base rental of more than $100,000; (vi) Contracts with any affiliate of Seller other than joint operating agreements; and (vii) Contracts that create any area of mutual interest to which any of the Assets are subject and that are currently in force and effect or contain any non-compete provision.  Material Contracts do not include any “master” type vendor or consulting agreements.

“Mineral Rights” has the meaning set forth in Section 2.1.

“Net Revenue Interest” means the interest in and to all production of Hydrocarbons saved, produced and sold or which can be produced and sold from any Well or Block after giving effect to all valid lessor’s royalties, overriding royalties, production payments, carried interests, liens, net profits interests, volumetric production payments, and other encumbrances or charges against production therefrom related to such interest.

“NORM” means naturally occurring radioactive material.

“Open Defect” has the meaning set forth in Section 7.4(c).

“Oxy” has the meaning set forth in Section 9.4(b)iv.

“Parties” and “Party” have the meaning set forth in the Preamble.

“Permits” has the meaning set forth in Section 2.6.

“Permitted Encumbrances” means (i) any third party consents to assignment and similar agreements with respect to which waivers or comments are obtained prior to Closing; (ii) easements, rights of way, servitudes, licenses and permits on, over, across or in respect of any of the Assets which do not materially interfere with the use, operation or development of the Assets; (iii) rights reserved to or vested in any governmental agency to control or regulate any of the Assets in any manner, and all obligations and duties under all applicable laws, rules and orders of any such governmental agency or under any franchise, grant, license or permit issued by any such governmental agency; (iv) materialmen’s, mechanics’, repairmen’s, employees’, contractors’, operators’, Tax and other similar liens or charges arising in the ordinary course of business incidental to the construction, maintenance or operation of any of the Assets: (a) if filed, has not yet become due and payable and payment is being withheld as provided by law or (b) is being contested in good faith in the ordinary course of business by appropriate action, in either event Seller shall have notified Buyer in writing prior to Closing and shall have agreed to fully indemnify, defend and hold Buyer harmless after Closing; (v) any other liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects or irregularities of any kind whatsoever affecting the Assets that do not operate to reduce  Seller’s Net Revenue Interest of any Interest below that set forth for Seller on Exhibit “E” for such Interest or increase Seller’s Working Interest for any Interest above that set forth for Seller on Exhibit “E” for such Interest without a proportionate increase in the corresponding Net Revenue Interest and which does not materially impair the use of such Interest for the purposes for which it is currently owned and operated; (vi) defects and irregularities arising out of the lack of a survey; (vii) defects or irregularities arising out of the lack of recorded powers of attorney from corporations or partnerships to execute and deliver documents on their behalf; (viii) defects in the chain of title consisting of failure to recite marital status or the omission of succession or heirship or estate proceedings; (ix) any of the matters clearly disclosed on Exhibits “A” or “B” or any Schedule to this Agreement (excluding, however, any information that may be disclosed in documents or instruments merely referred to on Exhibits “A” or “B” or any Schedule to this Agreement); (x) defects based solely on lack of information in Seller’s files; (xi) defects or irregularities arising out of prior oil and gas leases which by their terms and on their face, expired more than ten (10) years prior to the Effective Time, and which have not been released of record; (xii) defects or irregularities arising out of mortgages or deeds of trust which, by their terms and on their face, expired and terminated more than ten (10) years prior to the Effective Time but which remain unreleased of record; (xiii) defects and irregularities cured by possession under applicable statutes of limitation and statutes relating to prescription (insofar as Seller has provided Buyer with evidence thereof reasonably satisfactory to Buyer); (xiv) preferential rights to purchase which are subject to ARTICLE 9; (xv) any absence or loss of rights, defects, liens, or encumbrances of any kind with respect to depths below the base of the Wolfcamp Formation; and (xvi) any interest owned by or defects, liens, or encumbrances of any kind with respect to any TAR Owners who are not TAR Sellers.

“Preferential Purchase Right” has the meaning set forth in Section 9.1.

“Project Payout” has the meaning set forth in Section 4 of the Screaming Eagle Agreement.

“Real Property Taxes” has the meaning set forth in Section 12.1.

“Records” has the meaning set forth in Section 2.9.

“Required Consent” has the meaning set forth in Section 10.2(c).

“Respondent” has the meaning set forth in Section 20.3(b).

“Reversionary Interests” has the meaning set forth in Section 9.4.

“Screaming Eagle Agreement” has the meaning set forth in Section 9.4.

“Seller” has the meaning set forth in the Preamble.

“Seller Group” has the meaning set forth in Section 16.2.

“Seller’s Knowledge” means the actual personal knowledge of Keith St. Gemme, Kurt Primeaux, Drew Phillips, Scott Rowland, and Mark Lauer, after reasonable inquiry into their respective areas of responsibility.

“Surface Agreements” means any surface leases, surface use right or agreements or any similar rights, agreements or licenses relating to the Interests, Wells, Equipment, Gathering System, Gathering Equipment or Hydrocarbons.

“Surface Fee” means the real property in which Seller owns an interest in the surface estate which is identified as Surface Fee on Exhibit “C,” as well as all structures thereon and improvements thereto.

“Suspense Accounts” has the meaning set forth in Section 11.4.

“Tag Along Rights” has the meaning set forth in Section 9.4.

“TAR Owners” has the meaning as set forth in Section 9.4 .

“TAR Pref Right” has the meaning as set forth in Section 9.4(b)iv.

“TAR Sellers” has the meaning as set forth in Section9.4(b).

“Title Defect” has the meaning set forth in Section 7.1.

“Taxes” means any taxes, assessments, unclaimed property or escheat obligations and other governmental charges imposed by any Governmental Authority, including gross income, net income, profits, gross receipts, license, employment, stamp, occupation, premium, alternative or add-on minimum, ad valorem, real property, personal property, transfer, real property transfer, value added, sales, use, customs, duties, capital stock, franchise, excise, withholding, social security (or similar), unemployment, disability, payroll, windfall profit, severance, production, environmental (including taxes under Code Section 59A) estimated or other tax, including any interest, penalty or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Volume Commitment Shortfall Payments” means any payment paid by Seller (or Buyer as Seller’s successor in interest) to the counterparty to that certain Gas Gathering Agreement dated October 1, 2012 between Regency Field Services, LLC and EXL Petroleum, LP and that certain Interconnect Agreement dated August 1, 2016 between Enterprise GC LLC and Seller, in each case to the extent such payment is the result of a failure to satisfy the volume commitments contained therein in a timely manner.

“Wells” has the meaning set forth in Section 2.2.

“Wolfcamp Formation” means the geologic formation the base of which is seen at a measured depth of 14,728 feet on the April 13, 1979 electric log of the C&K Petroleum, Inc. White-State No. 1 Well (API No. 42371326820000).

“Working Interest” means with respect to the Wells and Blocks, the interest in and to the full and entire mineral and/or leasehold estate created under and by virtue of the Interests and all rights and obligations of every kind and character appurtenant thereto or arising therefrom, without regard to any valid lessor’s royalty, overriding royalties, production payments, carried interests, liens, or other encumbrances or charges against production therefrom insofar as such interest in said leasehold estate is burdened with the obligation to bear and pay costs of operations.

ARTICLE 2

2.                                      PURCHASE AND SALE

Seller agrees to sell to Buyer, and Buyer agrees to buy from Seller, effective as of the Effective Time, for the consideration recited and subject to the terms and conditions set forth in this Agreement, all of Seller’s right, title and interest in and to the following (all such right, title, and interest collectively referred to as the “Assets”):

2.1                               Interests - Those certain oil and gas properties, leases, and oil, gas and mineral leases described on Exhibit “A” attached hereto (“Leases”), and any fee mineral interests, mineral rights and/or mineral servitudes described on Exhibit “A” (the “Mineral Rights”), together with all other rights, titles and interests in the Leases and Mineral Rights and any other lands or interests covered thereby, associated therewith or pooled, unitized or communitized therewith, including, without limitation, all working interests, royalty interests, overriding royalty interests, net profits interests, production payments, mineral interests, forced pooled interests, and interests acquired under contracts or otherwise in the lands covered by the Leases and/or Mineral Rights, and any other lands or interests pooled, unitized or communitized therewith, including water rights, if any, provided, however, that all of the foregoing are subject to the limitations described in said Exhibit “A” (the Leases, Mineral Rights and the lands and other interests are collectively referred to herein as the “Interests”).

2.2                               Wells - The oil and gas wells, salt water disposal wells, injection wells and other wells and wellbores located on or attributable to the Interests or on lands pooled or unitized with any portion thereof, or on lands located within any governmental drilling and spacing unit which includes any portion thereof, whether producing, plugged or unplugged, shut-in or permanently or temporarily abandoned, including, but not limited to, the wells identified on Exhibit “B” (the “Wells”).

2.3                               Equipment - All personal property, fixtures and improvements and facilities, spare parts and inventory (insofar as the same are located on the Interests, Easements, Surface Agreements, and/or Surface Fee), equipment, pipelines, pipeline laterals, well pads, tank batteries, well heads, treating equipment, compressors, power lines, casing, tubing, pumps, motors, gauges, valves, heaters, treaters, appurtenant to the Interests or Wells or used in connection with the ownership or operation of the Interests or Wells or the production, treatment, sale or disposal of Hydrocarbons, including but not limited to, facilities, gathering systems, plants, treating and processing systems, casing, pipelines and gathering systems, as well as all motor vehicles, tools, computers (subject to purging), telephones (subject to purging), or similar mobile personal property to the extent they are used in the field in connection with operation of the Interests (collectively, the “Equipment”).

2.4                               Production - All of the oil, natural gas, condensate, casinghead gas, products or other minerals, attributable or allocable to the Interests or Wells (i) from and after the Effective Time or (ii) which are in storage above the pipeline connection as of the Effective Time, or (iii) with regard to any under-produced volumes of Seller attributable to the Imbalances (the “Hydrocarbons”).

2.5                               Surface Rights - All the Easements and Surface Agreements set forth on Exhibit “C,” as well as all of the Surface Fee.

2.6                               Contract Rights and Permits - All environmental and other governmental (whether federal, state or local) permits, licenses, orders, authorizations, franchises and related instruments or rights relating to the ownership, operation or use of the Interests, Wells, Equipment, Hydrocarbons, Easements and Surface Agreements (the “Permits”), as well as all Contracts.

2.7                               Gathering System - The gas gathering system depicted on the plat attached hereto as Exhibit “A-1,” the oil gathering system depicted on the plat attached hereto as Exhibit “A-2,” and the water recycling system depicted on the plat attached hereto as Exhibit “A-3” (collectively, the “Gathering System”), including all pipelines, trunk lines, laterals, pipeline interconnects and other receipt and delivery facilities, meters, check meters, and metering stations, measurement and regulation equipment, dehydration equipment, compressors and compression facilities and equipment, quality measurement equipment, valves, generators, motors, pumping stations and equipment, cathodic and electrical protection units, bypasses, gas samplers, regulators, drips, flanges, pigs and pig traps, flow control equipment, and other connections, fittings, spare parts, facilities, fixtures, inventories, pad gas, and tangible personal and mixed property and improvements, whether movable or immovable, that are located on or are appurtenant to, or that affect the Gathering System or are used in connection with, installed in or on, or otherwise relate to the ownership and operation of the

Gathering System and the gathering and transportation of Hydrocarbons pursuant thereto, including those items of personal property and equipment identified on Exhibits “A-4,” “A-5,” and “A-6” (collectively, the “Gathering Equipment”),  together with all Easements and Surface Rights related to the Gathering System and the Gathering Equipment, including, without limitation, those described on Exhibits “A-4,” “A-5,” and “A-6.”

2.8                               Interests of TAR Owners - All right, title, and interest acquired by Seller from the TAR Owners pursuant to the provisions set forth in Section 9.4.

2.9                               Files and Records - All of the files, records and data directly relating to the items and interests described in Sections 2.1 through 2.6 above including, without limitation, land and lease files, well files, title records including abstracts of title, title opinions, title insurance reports/policies, property ownership reports, division order and right-of-way files, prospect information, contracts, production records, all logs including electric logs, core data, pressure data and decline curves and graphical production curves, customer lists, supplier lists, sales materials, promotional materials, operational records, technical records, production and processing records, accounting files and contract files, and all related materials in the possession of Seller, LESS AND EXCEPT all legal files and records (other than legal files and records included in, or are part of, the above-referenced files and records, such as, for example, title opinions, title curative materials, environmental and regulatory reports and assessments), Seller’s federal or state income, franchise or margin Tax files and records, employee files, reserve evaluation information or economic projections (other than reserve evaluation or economic projection materials and files previously made available to Buyer), competing bids, proprietary data, information and data under contractual restrictions on assignment, privileged information, intellectual property, and seismic data, geophysical, geological, or other similar information or data (collectively, the “Records”).

2.10                        Gas and Pipeline Imbalances - Subject to the provisions of Sections 13.4 and 13.5, any production or pipeline imbalances associated with the Assets, whether arising before, on or after the Effective Time (collectively, the “Imbalances”).

2.11                        Excluded Assets - Seller hereby reserves and excepts from the sale and conveyance of the Assets in favor of itself, its successors and assigns all items identified on Exhibit “D” (the “Excluded Assets”), which shall not be considered as part of the Assets for any purposes hereunder.

ARTICLE 3

3.                                      PURCHASE PRICE AND ALLOCATION

3.1                               Base Purchase Price - Buyer agrees to pay for the Assets the total sum of Seven Hundred Five Million Dollars ($705,000,000) (“Base Purchase Price”) in cash, subject only to the price adjustments set forth in this Agreement.

3.2                               Performance Deposit and Payment - Not later than one (1) Business Day after the execution and delivery of this Agreement, Buyer shall deposit by wire transfer in immediately available funds into an account (the “Escrow Account”) with JPMorgan Chase Bank, N.A. (the “Escrow Agent”), the sum of $55,000,000 (such amount, together with any interest earned thereon (the “Deposit”) to be held, invested, and disbursed in accordance with the terms of this Agreement and the Escrow Agreement.  Buyer and Seller agree to execute and deliver joint written instructions to the Escrow Agent, directing the release of the Deposit in accordance with the terms of this Agreement.  Buyer and Seller shall each bear 50% of the cost and fees owed to the Escrow Agent related to the Deposit.

3.3                               Adjustments to the Base Purchase Price - The Base Purchase Price shall be adjusted as follows:

(a)                                 Upward Adjustments.  The Base Purchase Price shall be adjusted upward for the following, without duplication:

(i)                                     all normal and customary production expenses, operating expenses, operated and non-operated overhead charges (excluding any corporate overhead costs beyond what is permitted by the applicable Operating Agreements) and approved capital expenditures paid or incurred by Seller in connection with the ownership and operation of the Assets attributable to the periods from and after the Effective Time (including, without limitation, royalties and Taxes attributable to Hydrocarbons produced and saved from and after the Effective Time, and approved pre-paid charges), excluding, however, any costs incurred or paid to cure any Title Defects, Environmental Defects, or Casualty Defects, and excluding Seller’s Taxes based upon income, profits or capital gains, and excluding lease bonuses and other costs of acquisition of Leases, broker’s fees, and other lease acquisition costs (said exclusion does not apply to lease extension costs);

(ii)                                  all proceeds attributable to the sale of Hydrocarbons from the Assets and all other income and benefits received by Buyer attributable to production, ownership and operation of the Assets prior to the Effective Time (excluding any payments received by, or recoupments taken by, Buyer from and after Closing relative to the Project Payout;

(iii)                               all adjustments for oil in inventory or gas beyond the meters, as provided in Section 13.1;

(iv)                              to the extent the Imbalances reflect an under-balanced (or under-produced or under-received balance) position of Seller as of the Closing regarding the Assets, all adjustments regarding such under-balanced Imbalances, in accordance with the provisions of Sections 13.4;

(v)                                 adjustments for over-delivered pipeline imbalances as provided in Section 13.5; and

(vi)                              any other upward adjustments to the Base Purchase Price specified in this Agreement.

(b)                                 Downward Adjustments. The Base Purchase Price shall be adjusted downward as follows, without duplication:

(i)                                     an amount equal to the Deposit;

(ii)                                  all production expenses, operating expenses, operated and non-operated overhead charges and other costs under applicable operating agreements and other expenses, costs and charges paid or incurred by Buyer in connection with the Assets and attributable to periods prior to the Effective Time, including, without limitation, Taxes, capital expenses and other costs;

(iii)                               all proceeds attributable to the sale of Hydrocarbons and all other income and benefits received by Seller and attributable to the production, operation or ownership of the Assets on or after the Effective Time;

(iv)                              all adjustments regarding Title Defects, in accordance with the provisions of ARTICLE 7 (reduced by any offsets for Additional Interests);

(v)                                 all adjustments regarding Environmental Defects, in accordance with the provisions of ARTICLE 8;

(vi)                              all adjustments regarding unobtained Required Consents and exercised Preferential Purchase Rights, as contemplated in ARTICLE 9;

(vii)                           an amount equal to the amounts held in the Suspense Accounts as of the Closing, as contemplated in Section 11.4;

(viii)                        to the extent the Imbalances reflect an over-balanced (or over-produced or over-received balance) position of Seller as of the Closing regarding the Assets, all adjustments regarding such overbalanced Imbalances, in accordance with the provisions of Sections 13.4;

(ix)                              adjustments for under-delivered pipeline imbalances, as provided in Section 13.5;

(x)                                 an amount equal to the Volume Commitment Shortfall Payments, if any; and

(xi)                              any other downward adjustments to the Base Purchase Price specified in this Agreement.

3.4                               Allocation of Base Purchase Price - Seller and Buyer agree that the Base Purchase Price shall be allocated among the Interests as set forth for Seller on Exhibit “E” (the “Allocated Values”) for the purpose of (i) establishing a basis for certain Taxes, (ii) providing notices, or obtaining waivers, of any preferential rights to purchase the Assets, (iii) determining the value of a Title Defect, and (iv) handling those instances for which the Base Purchase Price is to be adjusted.

3.5                               Allocation of Adjusted Base Purchase Price - For purposes of Taxes, Buyer and Seller agree that the allocation of the purchase price (as determined for such purposes), is consistent with Section 1060 of the Code, and Treasury Regulations thereunder (and, as adjusted hereunder, if applicable, in accordance with any other similar provision of state or local law). Buyer and Seller shall report the purchase and sale of the Assets on all Tax Returns (including IRS Form 8594) consistently with Exhibit “E” and shall not take any position that is inconsistent with Exhibit “E” unless otherwise required by applicable Law. Exhibit “E” may be revised from time to time, upon the mutual written consent of Buyer and Seller, to take into account any matters that need updating (such as Base Purchase Price adjustments).

ARTICLE 4

4.                                      ACCESS TO ASSETS AND DATA; DISCLAIMERS

4.1                               Access - Seller shall provide Buyer and Buyer’s authorized representatives, at any reasonable time(s) before the Closing, (i) reasonable physical access, at Buyer’s sole risk, cost and expense, to the lands, Wells and Equipment on or associated with the Assets that are Seller-operated to allow Buyer to conduct on-site Phase I environmental site assessments and regulatory compliance assessments of the Assets and (ii) access to the Records, to the extent the Records are in Seller’s or its representative’s possession, and relate to the Assets; provided, however, that Seller shall have no obligation to provide Buyer access to any interpretative or predictive data or information which Seller considers confidential or proprietary or which Seller believes in good faith it cannot lawfully provide Buyer because of third-party restrictions (to the extent any such data or information is proprietary or subject to third-party restrictions, Seller will use its good-faith efforts to obtain any consents necessary to allow Buyer to review such data or information).  In connection with such on-site inspections, Buyer agrees to not unreasonably interfere with the normal operation of the Assets and further agrees that under no circumstances shall it perform any invasive tests of any nature on the Assets without the express written consent of Seller.  In connection with granting such access, and except to the extent that such claims are caused by the gross negligence or willful misconduct of Seller, Buyer waives and releases all claims against Seller Group (as defined in Section 16.2) for injury to, or death of persons, or damage to property directly caused by Buyer or its representatives in connection with the performance of this diligence and Buyer agrees to indemnify, defend and hold harmless Seller Group (as defined in Section 16.2) from and against all such claims.

4.2                               Disclaimer - Buyer specifically understands and acknowledges the following:

4.2.1                     Title - Title to the Assets shall be transferred and conveyed to Buyer at Closing with a “by, through and under” warranty of title of Seller and the Seller shall also assign to Buyer the “by, through and under” warranty of title received from the TAR Sellers.

4.2.2                     Disclaimer of Warranty - EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, OR IN THE CONVEYANCES, SELLER EXPRESSLY DISCLAIMS AND NEGATES ANY REPRESENTATION, COVENANT OR WARRANTY, EXPRESS OR IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE, RELATING TO THE CONDITION OF THE ASSETS AND ANY PERSONAL PROPERTY, EQUIPMENT, FIXTURES AND ITEMS OF MOVABLE PROPERTY COMPRISING ANY PART OF THE ASSETS INCLUDING (i) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR ANY PARTICULAR PURPOSE; (ii) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS; (iii) ANY RIGHTS OF BUYER UNDER APPLICABLE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN

OF THE BASE PURCHASE PRICE; (iv) ANY CLAIM BY BUYER FOR DAMAGES BECAUSE OF DEFECTS OR OTHER VICES, WHETHER KNOWN OR UNKNOWN; (v) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT OR INFRINGEMENT OF ANY OTHER INTELLECTUAL PROPERTY RIGHT; (vi) ANY IMPLIED OR EXPRESS WARRANTY REGARDING ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT INCLUDING, WITHOUT LIMITATION, NATURALLY OCCURRING RADIOACTIVE MATERIAL OR ASBESTOS, OR PROTECTION OF THE ENVIRONMENT OR HEALTH; OR (vii) ANY IMPLIED OR EXPRESS WARRANTY REGARDING TITLE TO ANY OF THE ASSETS.  IT IS THE EXPRESS INTENTION OF BUYER AND SELLER THAT, EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, OR IN THE CONVEYANCES, THE PERSONAL PROPERTY, EQUIPMENT, FIXTURES AND ITEMS AND THE CONDITION OF THE ASSETS ARE BEING CONVEYED TO BUYER “AS IS, WHERE IS,” WITH ALL FAULTS, AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR.  BUYER REPRESENTS TO SELLER THAT IT HAS BEEN GIVEN THE OPPORTUNITY TO MAKE OR CAUSE TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE.

4.2.3                     Additional Disclaimer - EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT OR IN THE CONVEYANCES, SELLER HEREBY EXPRESSLY NEGATES AND DISCLAIMS, AND BUYER HEREBY WAIVES AND ACKNOWLEDGES THAT SELLER HAS NOT MADE, ANY WARRANTY, REPRESENTATION OR COVENANT, EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OR MATERIALITY OF ANY FILES, RECORDS, DATA, INFORMATION, OR MATERIALS (WRITTEN OR ORAL) HERETOFORE OR HEREAFTER FURNISHED TO BUYER IN CONNECTION WITH THE ASSETS, OR AS TO THE QUALITY OR QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE ASSETS OR THE ABILITY OF THE ASSETS TO PRODUCE HYDROCARBONS.  ANY AND ALL SUCH FILES, RECORDS, DATA, INFORMATION, AND OTHER MATERIALS FURNISHED BY SELLER IS PROVIDED TO BUYER AS A CONVENIENCE, AND ANY RELIANCE ON OR USE OF THE SAME SHALL BE AT BUYER’S SOLE RISK.

ARTICLE 5

5.                                      SELLER’S REPRESENTATIONS

Seller represents to Buyer, as of the date hereof and as of the Closing Date, as follows:

5.1                               Existence - Seller is a limited liability company duly organized and validly existing and in good standing under the laws of the State of Texas, and is duly qualified to carry on its business as presently conducted and to own and operate oil and gas properties in each jurisdiction in which the Assets are located.

5.2                               Authority - Seller has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement and the Conveyances and to perform its obligations under this Agreement.  This Agreement is, and the Conveyances and other agreements, documents or instruments to be delivered at Closing, when executed and delivered by Seller will be, the valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).  There are no bankruptcy, reorganization, or receivership proceedings pending, being contemplated by or, to Seller’s Knowledge, threatened in writing against Seller.

5.3                               Violations - To Seller’s Knowledge, Seller has not materially violated and none of the Assets are in material violation of any laws, statutes, regulations or orders applicable to such Assets.

5.4                               Compliance - Seller has materially complied (and all of the Assets, as owned and operated, are in material compliance) with all applicable laws, rules, regulations, ordinances and orders of all local, tribal, state and federal governmental bodies, authorities and agencies having jurisdiction.

5.5                               Payment of Royalties - To Seller’s Knowledge, all royalties, in-lieu royalties, production payments, net profits interests, and other burdens payable out of production with respect to the Assets, which accrued or are attributable to the period prior to Closing, have been properly and fully paid, escheated, or are included within the suspense amounts being conveyed to Buyer pursuant to Section 11.4.

5.6                               Taxes.  Except as set forth in Schedule 5.6, during the period of Seller’s ownership of the Assets, all Taxes that have become due and payable by Seller with respect to the Assets have been properly paid, other than any Taxes that are being contested in good faith and all Tax Returns required to have been filed with respect to the Assets have been timely filed (taking into account applicable filing extensions) and are complete and accurate in all material respects. Except as set forth on Schedule 5.6, Seller has not received written notice of, nor, to Seller’s Knowledge, is there pending or threatened, any claim or audit by any applicable Governmental Authority for the assessment of any Taxes that could result in an encumbrance on the Assets. All Taxes imposed on Seller that could result in an encumbrance or other claim against any of the Assets that have become due and payable have been properly paid, unless contested in good faith by appropriate proceeding listed on Schedule 5.6.  None of the Assets are subject to any tax partnership agreement or provisions requiring a partnership income tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code, or any similar state statute and no transfer of any part of the Assets will be treated as a transfer of an interest in a partnership for Tax purposes. All of the Assets have been properly listed and described on the property Tax rolls for all periods prior to and including the date of Closing and no portion of the Assets constitute omitted property for property Tax purposes.

5.7                               Contracts and Permits.  Schedule 5.7 sets forth, a true, correct and complete list of all Material Contracts, including all amendments and modifications thereto. Seller is not in default, and has not received written notice of any default, under any of the Material Contracts, and the Permits and the Material Contracts are in full force and effect. To Seller’s Knowledge, Seller has all material permits, certificates, licenses, approvals, registrations, and authorizations under applicable laws necessary for the ownership or operation of the Assets, as currently owned and operated.  Seller’s Records contain true, correct, and complete copies of all Material Contracts, including all amendments and modifications thereto.

5.8                               Litigation and Claims.  Except as set forth on Schedule 5.8, no suit, action, demand, proceeding, lawsuit, Claim or other litigation is pending or, to Seller’s Knowledge, threatened with respect to the Assets or Seller’s ownership or operation of any of the Wells, Leases, or other Assets.

5.9                               Sale Contracts.  Except for (a) contracts governing the sale of Hydrocarbons in the ordinary course or (b) the disposition in the ordinary course of equipment no longer suitable for oil and gas field operations, there are no contracts or options outstanding for the sale, exchange or transfer of Seller’s interest in the Assets or any portion thereof.

5.10                        Notices.  Except as set forth on Schedule 5.10, (a) Seller’s operation of the Assets is not the subject of any pending material regulatory compliance or enforcement actions and (b) Seller has not received written notice, which has not heretofore been complied with, in all material respects, of any violation of laws, rules or regulations (federal, state and local) issued with respect to the Assets.

5.11                        Imbalances.  To Seller’s Knowledge, except as set forth on Schedule 5.11, there are no gas or other Hydrocarbon production, pipeline, transportation or processing imbalances existing as of the Effective Time with respect to any of the Assets.

5.12                        Take-or-Pay.  Seller is not obligated under a take-or-pay or similar arrangement in any of the Contracts, and, except as noted on Schedule 5.12, there are no material throughput and deficiency or minimum volume obligations with respect to the delivery of Hydrocarbons by Seller after the Effective Time in any of the Material Contracts.

5.13                        Timely Payment.  Seller has paid its share of all costs payable by it under the Leases and the Material Contracts, except those not yet due or those being contested in good faith and described in Schedule 5.8.

5.14                        Outstanding Obligations.  Except as otherwise described in Schedule 5.14, to Seller’s Knowledge, there are no outstanding authorizations for expenditures in excess of One Hundred Thousand Dollars ($100,000), net to Seller’s interest, or other written commitments or proposals to conduct operations on the Assets.

5.15                        Brokers.  Seller has incurred no liability, contingent or otherwise, for broker’s or finder’s fees in respect of this Agreement or the transactions contemplated hereby for which Buyer shall have any responsibility whatsoever.

5.16                        Consents.  To Seller’s Knowledge, all Leases, Easements, Surface Agreements, and Material Contracts which contain a Consent provision are listed on Schedule 5.16.

5.17                        Preferential Purchase Rights; AMIs; MFNs.  To Seller’s Knowledge, all (i) Leases, Easements, Surface Agreements, and Material Contracts which contain Preferential Purchase Rights, (ii) Leases or Contracts which create any area of mutual interest that any of the Interests are subject, and (iii) Leases which contain any most favored nations provisions are, in each case, listed on Schedule 5.17. There are no outstanding or deferred bonuses remaining, or upon the satisfaction of a condition, could become outstanding, or other acquisition costs, relating to any of the Leases or other Assets (excluding any extension payments).

5.18                        Surety Bonds.  All surety bonds held by Seller related to its ownership or operation of the Assets are listed on Schedule 5.18.

5.19                        Current Plugging Obligations.  To Seller’s Knowledge, as of the Execution Date there is no Well that is currently obligated by law, regulation or contract to be plugged and abandoned because such Well is not currently capable of producing in commercial quantities.

5.20                        Payout.  Exhibit “B” identifies the Wells subject to a reversion or other adjustment at some level of cost recovery or payout (or passage of time or other event other than a termination of a Lease by its terms).

5.21                        Suspended Amounts.  Schedule 5.21 lists all funds held in suspense (including funds held in suspense for unleased interests) by Seller as of the date of this Agreement that are attributable to the Interests.

5.22                        Screaming Eagle Agreement and Project Payout. The Screaming Eagle Agreement is in full force and effect and, to the Knowledge of Seller, has not been breached by any TRO-X Group members or Oxy, or previously by ExL, including, without limitation, with regard to the Tag Along Rights and the preferential right to purchase provisions under the Screaming Eagle Agreement.  Subject to additional revenues or expenses not yet received or booked, and to adjustments made in the normal course of business, Seller believes that Schedule 5.22 sets forth a true and accurate calculation of the Project Payout balance as of the Effective Time.

5.23                        Leases and Interests; Pooling. The terms of the Leases, Mineral Rights or other Interests do NOT contain any remaining commitments or obligations of Seller to drill any wells.

ARTICLE 6

6.                                      BUYER’S REPRESENTATIONS

Buyer represents to Seller, as of the date hereof, as follows:

6.1                               Information - Buyer represents that it is a sophisticated purchaser, knowledgeable in the evaluation of oil and gas properties and has performed due diligence on the Assets and performed all necessary tasks involved in evaluating the Assets, to the Buyer’s complete satisfaction.  SUBJECT TO THE OTHER TERMS OF THIS AGREEMENT, BUYER REPRESENTS AND WARRANTS THAT ON THE CLOSING, BUYER WILL ACCEPT THE ASSETS AT CLOSING IN THEIR PRESENT CONDITION, “AS IS AND WHERE IS.”  BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT AND IN THE CONVEYANCES, SELLER HAS MADE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, WRITTEN OR ORAL, AS TO THE ACCURACY OR COMPLETENESS OF THE BACKGROUND MATERIALS OR ANY OTHER INFORMATION RELATING TO THE ASSETS FURNISHED BY OR ON BEHALF OF SELLER OR TO BE FURNISHED TO BUYER OR ITS

REPRESENTATIVES, INCLUDING WITHOUT LIMITATION ANY INTERNAL APPRAISALS AND/OR INTERPRETIVE DATA OF SELLER.  Buyer acknowledges and affirms that it has relied and will rely solely upon Seller’s representations, warranties and covenants in this Agreement and on its independent analysis, evaluation and investigation of, and judgment with respect to, the business, economic, legal, Tax or other consequences of this transaction, including its own estimate and appraisal of the extent and value of the petroleum, natural gas and other reserves associated with the Assets.

6.2                               Knowledge and Experience - Buyer (i) is engaged in the business of exploring for and/or producing oil and gas or other valuable minerals as an ongoing business and (ii) is purchasing the Assets for its own account for investment purposes and not with the intent to resell the Assets in violation of any federal or state securities laws.  Buyer is an experienced and knowledgeable investor in oil and gas properties, has the financial and business expertise to evaluate the merits and risks of the transactions covered by this Agreement and has relied solely on the basis of its own independent investigation of the Assets for all purposes.  In acquiring the Assets, Buyer is acting in the conduct of its own business and not under any specific contractual commitment to any third party, or any specific nominee agreement with any third party, to transfer to, or to hold title on behalf of, such third party, with respect to all or any part of the Assets.  Buyer acknowledges that it has had the opportunity to seek the advice of persons it deemed appropriate concerning the consequences of the provisions of this Agreement and hereby waives any and all rights to claim that it is an unsophisticated investor in oil and gas properties.

6.3                               No Warranty - Buyer acknowledges that, except as otherwise set forth in this Agreement and in the Conveyances, Seller has not made any representation, covenant or warranty, express or implied, at common law, by statute or otherwise, relating to the condition of the Assets, including, without limitation, any implied or express warranty of merchantability, of fitness for any particular purpose, or of conforming to models or samples of materials as to any personal property, fixtures or structures conveyed pursuant to this Agreement.

6.4                               Formation, Good Standing and Authority - Buyer is a corporation duly formed, validly existing and in good standing under the laws of the state of Delaware and is, or will be prior to Closing, duly qualified and in good standing in the State of Texas.  Buyer has all requisite power and authority to enter into this Agreement and the Conveyances and to perform its obligations under this Agreement. This Agreement is, and the Conveyances when executed and delivered by Buyer will be, the valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).  There are no bankruptcy, reorganization, or receivership proceedings pending, being contemplated by or, to Buyer’s Knowledge, threatened in writing against Buyer.

6.5                               Liability for Broker’s Fees - Buyer has not incurred any liability, contingent or otherwise, for broker’s or finder’s fees relating to the transactions contemplated by this Agreement for which Seller shall have any responsibility whatsoever.

6.6                               Financial Resources - At Closing, Buyer shall have all funds necessary to pay the Base Purchase Price and any other amounts contemplated by this Agreement.  Buyer’s ability to consummate the transactions contemplated hereby is not contingent on its ability to secure financing or to complete any public or private placement of securities prior to or upon Closing.

6.7                               Qualification to Assume Operatorship - Buyer is qualified to do business in and to own and, assume operatorship of oil, gas and mineral leases, including the Leases and Wells, in all jurisdictions where the Assets are located, and the consummation of the transactions contemplated in this Agreement will not cause Buyer to be disqualified as such an owner or operator.  To the extent required by the applicable state and federal governmental bodies or agencies, Buyer currently has, and will continue to maintain, lease bonds, area wide bonds, or any other surety bonds as may be required by, and in accordance with, such state or federal regulations governing the post-Closing ownership and operation of such Leases.

ARTICLE 7

7.                                      TITLE

7.1                               Title Defects - Buyer shall notify Seller in writing of any Title Defect in the Wells or Blocks after discovering the Title Defect but in any event on or before seven (7) Business Days prior to Closing (the period between the Execution Date and such notice date is the “Due Diligence Period”).  For the purpose of this Agreement, a “Title Defect” shall mean a material deficiency which individually per property exceeds Thirty-Five Thousand Dollars ($35,000) in one (or more) of the following respects (other than Permitted Encumbrances), provided, however, that the above $35,000 threshold for individual Title Defects shall not be applicable with regard to (i) matters or claims that Buyer may have the right to assert under the special warranty of title in the Conveyances or (ii) a breach of any of Seller’s representations and warranties under this Agreement, and Buyer’s right to indemnification therefor.  For purposes of this Article 7, Seller’s title shall be deemed to include the title of the TAR Sellers:

7.1.1                     Adverse Claims - Seller’s title as to all or part of a Well or Block or other Asset is subject to (i) an outstanding mortgage which is not released on or before Closing; (ii) a deed of trust which is not released on or before Closing; (iii) a lien or encumbrance which is not released on or before Closing; or (iv) a pending claim or cause of action in which a competing ownership interest in a Well or Block or other Asset is claimed or implied.

7.1.2                     Decreased Net Revenue Interest - Seller owns less than the Net Revenue Interest shown for Seller on Exhibit “E” for a particular Well for the productive life of the Well as to all depths from the surface to the lowest productive depth therein or for a particular Block as to all depths from the surface to the base of the Wolfcamp Formation (except as provided otherwise on Exhibit “E”).

7.1.3                     Increased Working Interest - Seller owns more than the Working Interest shown for Seller on Exhibit “E,” without a proportionate increase in the corresponding Net Revenue Interest shown for Seller on Exhibit “E,” for a particular Well for the productive life of the Well as to all depths from the surface to the lowest productive depth therein or for a particular Block as to all depths from the surface to the base of the Wolfcamp Formation (except as provided otherwise on Exhibit “E”).

7.1.4                     Reversions — Seller’s title to a Well or Block is subject to reduction by the exercise by a third-party of a reversionary, back-in, or other similar right except for any reversionary interest reflected in Exhibit “E” held by the TAR Owners.

7.2                               Additional Interests - During the Due Diligence Period, Buyer shall notify Seller in writing if Buyer determines that Seller has a lesser Working Interest (without a corresponding proportionate decrease in Net Revenue Interest) or a greater Net Revenue Interest with respect to all or any part of a Well or Block than that set forth for Seller on Exhibit “E.”  During the Due Diligence Period and for two (2) Business Days thereafter, Seller may notify Buyer in writing of any increase in Net Revenue Interest or decrease in Working Interest of a Well or Block (without a corresponding proportionate decrease in Net Revenue Interest) (“Additional Interest”).  If Buyer and Seller agree upon the existence of any Additional Interest, such Additional Interest shall only be permitted to offset and reduce the aggregate amount of all Title Defects, if any.

7.3                               Notices - Any Title Defect notice by Buyer pursuant to Section 7.1 or Additional Interest notice by Seller pursuant to Section 7.2 shall include appropriate documentation to substantiate the applicable position and the estimated value of the Title Defect or Additional Interest.  If any such notice is not timely delivered, the claimant shall thereafter have no right to assert such Title Defect or Additional Interest as the basis for an adjustment to the Base Purchase Price; provided, however, that this waiver shall not apply with regard to any matters or claims that Buyer may have the right to assert under the special warranty of title in the Conveyances, nor shall this waiver apply with regard to  a breach of any of Seller’s representations and warranties under this Agreement, and Buyer’s right to indemnification therefor.

7.4                               Adjustments to Base Purchase Price - Upon timely delivery of a notice under this ARTICLE 7 pursuant to Section 7.1 or 7.2, either by Buyer or by Seller, Buyer and Seller shall meet and use their reasonable commercial efforts to agree on the validity of any claims for Title Defects or Additional Interests and the amount of any Base Purchase Price adjustment using the following criteria:

(a)                                 Liquidated Charges - If the adjustment is based upon a lien, encumbrance, or other charge upon an Asset which is liquidated in amount or which can be estimated with reasonable certainty, then the adjustment shall be the sum necessary to be paid to the obligee to remove the encumbrance from the affected Asset.

(b)                                 Ownership Variance - If the adjustment is based upon Seller owning a lesser or greater Net Revenue Interest and proportionate Working Interest than that shown on Exhibit “E,” then the adjustment shall be proportionate to the amount allocated to the affected Asset on Exhibit “E.”

(c)                                  Valuation of Title Defects - If the adjustment is for an item other than as set forth in (a) or (b) above, Buyer and Seller shall endeavor to mutually agree on the amount of the Base Purchase Price adjustment.  If the parties cannot agree to the existence of a Title Defect or Additional Interests or the applicable adjustment, the matter shall be resolved in accordance with the dispute resolution provisions in Section 20.3.  Any such item shall be referred to as an “Open Defect.”  Notwithstanding any of the preceding provisions of this ARTICLE 7, all adjustments applicable to Title Defects or Additional Interests (other than with regard to (i) matters or claims that Buyer may have the right to assert under the special warranty of title in the Conveyances or (ii) a breach of any of Seller’s representations and warranties under this Agreement, and Buyer’s right to indemnification therefor) shall be made prior to Closing which Closing shall be extended until resolution of any disputes relating to the Title Defects or Additional Interests (subject to Section 19.1(c)); provided, however, that if adjustments for alleged Title Defects, Environmental Defects, Casualty Defects, Open Defects and contested Environmental Defects do not, in the aggregate, exceed 10% of the Base Purchase Price, then Closing shall occur as to the other Assets that are not subject to the dispute (with the portion of the Assets subject to the dispute being excluded, and the Base Purchase Price reduced for the entire Allocated Values thereof) and Closing shall subsequently occur with respect to the Assets made the subject of the dispute within thirty (30) days following the final resolution of the dispute, and such Closing shall not waive or release any claims of Buyer that are the subject of the dispute.

(d)                                 If a Title Defect is not in effect, or does not adversely affect a Well or Block, throughout the entire life of such Well or Interest in such Block, such fact shall be taken into account in determining the value of the Title Defect.  The value of each Title Defect shall also be determined without duplication of any costs or losses included in determining the value of such Title Defect or the value of any other Title Defect.  In no event shall the value of a Title Defect exceed the Allocated Value of the applicable Well or Block affected thereby.  In addition to the criteria expressly described in this Section 7.4, the parties shall consider any other factors as are reasonably necessary to make a proper evaluation.

For all Title Defects, subject to the provisions of Section 7.5, Seller shall elect to either (i) sell to Buyer the entire Asset(s) affected by the Title Defect but reduce the Base Purchase Price by the portion of the Allocated Value set forth for Seller on Exhibit “E” attributable to such affected Assets or (ii) exclude from Closing the Assets affected by such Title Defect and reduce the Base Purchase Price for the entire Allocated Value of those Assets so excluded.  If Seller cures any Title Defect within the 120 calendar days following Closing then the Parties shall have a secondary Closing in which (i) Buyer shall pay to Seller the Base Purchase Price reduction associated with each such cured Title Defect and/or (ii) Buyer shall pay to Seller the entire Allocated Value of the excluded Assets for which all Title Defects have been cured (or a reduced portion thereof, as appropriate, due to any remaining Title Defect(s) associated with the applicable Asset for which other Title Defect(s) have been cured) and receive from Seller a Conveyance of the applicable Assets for which Title Defect(s) have been cured; provided, however, that the amount to be paid at such secondary Closing shall be subject to adjustment in the manner described in Section 3.3, and any disputes regarding the cure of a Title Defect or the applicable adjustment therefor shall be resolved in accordance with the dispute resolution provisions in Section 20.3.  For purposes of clarity, any Additional Interests shall only be permitted to offset and reduce the aggregate amount of all Title Defects and Environmental Defects, if any.

7.5                               Deductible for Title and Environmental Defects - Notwithstanding the provisions set forth above, a Title Defect or Environmental Defect shall not result in an adjustment to the Base Purchase Price unless the aggregate net value of the sum of (a) all Title Defects with respect to the Assets and (b) all Environmental Defects agreed to by the parties is greater than one and one-half percent (1.5%) of the Base Purchase Price (the “Deductible

Amount”); provided, however, that this Deductible Amount shall NOT be applicable with regard to (i) matters or claims that Buyer may have the right to assert under the special warranty of title in the Conveyances or (ii) a breach of any of Seller’s representations and warranties under this Agreement, and Buyer’s right to indemnification therefor.  In such event, the Base Purchase Price on the Closing shall be adjusted by the aggregate net value of the sum of (a) all Title Defects and (b) all Environmental Defects which collectively exceed the Deductible Amount.

ARTICLE 8

8.                                      ENVIRONMENTAL AND ENVIRONMENTAL INDEMNITY

8.1                               Acceptance of Environmental Condition - Buyer may give Seller notice (an “Environmental Notice”) of any fact or circumstance that indicates a violation of a currently existing Environmental Law associated with an Asset or existence of some issue which would otherwise require remedial or corrective action under any Environmental Law (“Environmental Defect”).  For the purpose of this Agreement, an Environmental Defect shall mean a material deficiency which individually exceeds Thirty-Five Thousand Dollars ($35,000) and complies with all of the following conditions precedent but shall exclude the mere fact that a well needs to be plugged or that a wellsite or operating location needs to be reclaimed upon cessation of operations thereon or expiration of the applicable leases, easements, or agreements therefor:

(a)                                 The Environmental Notice must be received by Seller as soon as reasonably practical after discovery of the Environmental Defect by Buyer, but in any event on or before seven (7) Business Days prior to the Closing Date;

(b)                                 The Environmental Notice must be based on credible and probative evidence substantiated in good faith by Buyer’s environmental experts (which may include internal employees or personnel of Buyer, its affiliates or third parties) that shows it is more likely than not that there exists an Environmental Defect;

(c)                                  The evidence referred to in Section 8.1(b) must be fully described, substantiated in good faith by Buyer’s environmental experts, and in the case of documentary evidence, enclosed;

(d)                                 The Environmental Notice must reasonably describe the remediation and/or restoration (“Cleanup”) required to remedy the Environmental Defect, or the potential damages claimed or likely to be claimed by a third party, each as recommended or estimated in good faith by Buyer’s environmental experts; and

(e)                                  To the extent practicable, the Environmental Notice must state Buyer’s good faith estimate of the amount of potential Loss to be incurred by Buyer as a result of the Environmental Defect.  For purposes of this Agreement, the term “Loss” shall include any estimated Cleanup, costs, losses, expenses, liabilities (including civil and administrative fines and penalties), damages, demands, suits, sanctions, reasonable fees and expenses of attorneys, technical experts and expert witnesses.

If Buyer does not provide Seller with an Environmental Notice within the period set forth above, then at Closing, Buyer shall be deemed to have accepted such Asset and to have waived Buyer’s right to assert an Environmental Defect with respect to the Assets, except with regard to a breach of any of Seller’s representations and warranties under this Agreement, and Buyer’s right to indemnification therefor.

8.2                               Remedy for Environmental Defects - If Buyer gives a valid Environmental Notice in accordance with Section 8.1, Seller may provide for one of the remedies in Section 8.2(a) with respect to the Environmental Defect that is subject to such Environmental Notice, but each such remedy, and the aggregate of all remedies, shall be limited in accordance with Section 7.5.

(a)                                 Remedy.  If Buyer delivers a valid Environmental Notice to Seller, Seller, at its election, shall have the option of (i) remediating the Environmental Defect and resolving all Losses arising from such Environmental Defect to the reasonable satisfaction of Buyer and, if applicable, the appropriate state and federal agencies having jurisdiction, (ii) contesting the existence of an Environmental Defect or Buyer’s estimate of the amount of all Losses associated with the Environmental Defect pursuant to Section 8.2(c), (iii) paying Buyer’s good faith estimate of the amount of all Losses associated with the Environmental Defect in the form of a reduction to the Base Purchase Price (an “Environmental Adjustment”), or (iv) excluding the Asset pursuant to Section 8.2(b).  If Seller elects to remediate the Environmental Defect but fails to remediate the Environmental Defect and resolve all Losses arising from such Environmental Defect to the reasonable satisfaction of Buyer and, if applicable, the appropriate state and federal agencies having jurisdiction within one hundred twenty (120) days following Closing then Seller shall pay Buyer’s good faith estimate of the amount of all Losses associated with said Environmental Defect.  If there is disagreement as to such amount, the dispute shall be resolved in accordance with the dispute resolution provisions set forth in Section 20.3.

(b)                                 Exclusion of Affected Asset.  If an Environmental Defect exceeds the Allocated Value of the Asset which is the subject of a valid Environmental Notice, then at Seller’s option, an exclusion adjustment may be made in an amount equal to the Allocated Value of such Asset.  In such event Seller shall retain the Asset and the Base Purchase Price shall be reduced by the Allocated Value of such Asset.

(c)                                  Contested Environmental Defects.  If Seller contests the existence of any Environmental Defect or Buyer’s estimate of the Loss associated with such Environmental Defect, Seller shall notify Buyer within five (5) Business Days after Seller’s receipt of the Environmental Notice.  The notice shall state the basis for Seller’s contest of the Environmental Defect or the estimate of the Cleanup cost.  Within two (2) Business Days after Buyer’s receipt of the notice, representatives of Seller and Buyer, knowledgeable in environmental matters, shall meet, and, prior to Closing, either (i) agree to reject the Environmental Defect, in which case Buyer shall waive the Environmental Defect, or (ii) agree on the validity of the Environmental Defect and the estimated Loss, in which case Seller shall have the options described in Section 8.2(a) (except the right to contest) and Section 8.2(b) (Exclusion of Affected Asset).  If Seller and Buyer cannot agree on either option (i) or (ii) in the preceding sentence, the Environmental Defect or the estimated Loss subject to the Environmental Notice shall be resolved in accordance with the dispute resolution provisions set forth in Section 20.3.  Notwithstanding any of the preceding provisions of this Section 8.2(c), all Environmental Adjustments shall be made prior to Closing, which

Closing shall be extended until resolution of any disputes relating to the Environmental Defects (subject to Section 19.1(c)); provided, however, that if adjustments for alleged Title Defects, Environmental Defects, Casualty Defects, Open Defects and contested Environmental Defects do not, in the aggregate, exceed 10% of the Base Purchase Price, then Closing shall occur as to the other Assets that are not subject to the dispute (with the portion of the Assets subject to the dispute being excluded, and the Base Purchase Price reduced for the entire Allocated Values thereof) and Closing shall subsequently occur with respect to the Assets made the subject of the dispute within thirty (30) days following the final resolution of the dispute. IT IS SPECIFICALLY UNDERSTOOD AND AGREED THAT ONCE AN ENVIRONMENTAL DEFECT HAS BEEN REMEDIATED AND ALL LOSSES RELATED TO SUCH ENVIRONMENTAL DEFECT HAVE BEEN RESOLVED TO BUYER’S REASONABLE SATISFACTION, EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, BUYER SHALL ASSUME ANY AND ALL FUTURE ENVIRONMENTAL OBLIGATIONS ASSOCIATED WITH SUCH ENVIRONMENTAL DEFECT AND THE ASSOCIATED PROPERTY.

(d)                                 Implementing Cleanup.  If Seller elects to Cleanup an Environmental Defect pursuant to Section 8.2(a), Seller shall select the means and methods of effecting the Cleanup in accordance with applicable Environmental Law, applicable industry standards, and any applicable agreement, provided, however, that Seller shall not be required to plug and abandon any currently unplugged wells if the cost thereof would be customary and normal site remediation costs assumed by Buyer in the transfer of the Assets hereunder, including without limitation, plugging and abandonment of Wells.  Seller’s responsibility for remediation under this Section 8.2 shall be limited to a standard appropriate for the use of an Asset for oil and gas activities and in accordance with all applicable laws.

8.3                               Acceptance of Environmental Condition - SUBJECT TO THE OTHER TERMS AND PROVISIONS SET FORTH IN THIS AGREEMENT, INCLUDING THE REPRESENTATION SET FORTH IN SECTION 5.4 FOR THE TERM THEREOF, UPON CLOSING, BUYER AGREES TO ACCEPT THE ENVIRONMENTAL CONDITION OF THE ASSETS, INCLUDING, BUT NOT LIMITED TO, COSTS TO CLEAN UP OR REMEDIATE; AND SUBJECT TO THE OTHER TERMS AND PROVISIONS SET FORTH IN THIS AGREEMENT, BUYER HEREBY AGREES TO RELEASE SELLER FROM ANY AND ALL LIABILITY AND RESPONSIBILITY THEREFORE AND AGREES TO INDEMNIFY, DEFEND, AND HOLD SELLER HARMLESS FROM ANY AND ALL CLAIMS, CAUSES OF ACTION, FINES, EXPENSES, COSTS, LOSSES, AND LIABILITIES WHATSOEVER (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS’ FEES AND COSTS) IN CONNECTION WITH THE ENVIRONMENTAL CONDITION OR BUYER’S FAILURE TO PROPERLY REMEDIATE THE CONDITION.  BUYER ACKNOWLEDGES AND AFFIRMS THAT THE ASSETS HAVE BEEN UTILIZED FOR THE PURPOSE OF EXPLORATION, PRODUCTION AND DEVELOPMENT OF OIL AND GAS, AND THAT SUBJECT TO THE OTHER TERMS OF THIS AGREEMENT, AT CLOSING, THE ASSETS WILL BE ACQUIRED IN THEIR “AS IS, WHERE IS” ENVIRONMENTAL CONDITION.  BUYER HAS CONDUCTED AN INDEPENDENT INVESTIGATION OF THE PHYSICAL AND ENVIRONMENTAL CONDITION OF THE ASSETS, TO THE EXTENT BUYER DEEMS NECESSARY OR APPROPRIATE.

8.4                               NORM - Buyer acknowledges that the Assets have been used for exploration, development and production of oil, gas and water and that there may be petroleum, produced water, wastes or other materials located on, under or associated with the Interests.  Equipment and sites included in the Assets may contain NORM.  NORM may affix or attach itself to the inside of wells, materials and equipment as scale, or in other forms; the wells, materials and equipment located on or included in the Assets may contain NORM and other wastes or hazardous substances/materials; and NORM containing material and other wastes or hazardous substances/materials may have been buried, come in contact with the soil or otherwise been disposed of on or around the Assets.  Special procedures may be required for the remediation, removal, transportation or disposal of wastes, asbestos, hazardous substances/materials, including hydrogen sulfide gas and NORM from the Assets.  Except with regard to a breach of any of Seller’s representations and warranties under this Agreement, and Buyer’s right to indemnification therefor, from and after the Closing, Buyer shall assume responsibility for the control, storage, handling, transporting and disposing of or discharge all materials, substances and wastes from the Assets (including produced water, hydrogen sulfide gas, drilling fluids, NORM and other wastes), whether present before or after the Effective Time, in a safe and prudent manner and in accordance with all applicable Environmental Laws (as defined below).

8.5                               Environmental Indemnities - EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT OR IN THE CONVEYANCES, THIS SALE IS MADE ON AN “AS IS, WHERE IS” BASIS AND BUYER RELEASES SELLER FROM ANY LIABILITY WITH RESPECT TO THE ENVIRONMENTAL CONDITION OF THE ASSETS, WHETHER OR NOT CAUSED BY OR ATTRIBUTABLE TO SELLER’S NEGLIGENCE.  FROM AND AFTER CLOSING, SUBJECT TO THE OTHER TERMS AND PROVISIONS SET FORTH IN THIS AGREEMENT, BUYER SHALL INDEMNIFY, DEFEND, RELEASE AND HOLD SELLER HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS, IN FAVOR OF ANY THIRD PARTY OR ENTITY FOR INJURY, ILLNESS OR DEATH OF ANY PERSON(S) OR FOR DAMAGE, LOSS, POLLUTION OR CONTAMINATION OF ANY REAL OR PERSONAL PROPERTY, GROUNDWATER OR THE ENVIRONMENT ATTRIBUTABLE TO THE ENVIRONMENTAL CONDITION OF THE ASSETS, INCLUDING, WITHOUT LIMITATION, CLAIMS ARISING UNDER ENVIRONMENTAL LAWS OR, FOR ANY OTHER CLAIMS ARISING DIRECTLY OR INDIRECTLY FROM, OR INCIDENT TO, THE USE, OCCUPATION, OWNERSHIP, OPERATION, CONDITION (WHETHER LATENT OR PATENT), MAINTENANCE, OR ABANDONMENT OF ANY OF THE ASSETS AND WHETHER ARISING FROM OR CONTRIUTED TO BY THE ACTIVE, PASSIVE, JOINT, SOLE, OR CONCURRENT NEGLIGENCE, OR STRICT LIABILITY OF SELLER, OR SELLER’S AGENTS OR EMPLOYEES OF SELLER’S CONTRACTORS OR SUBCONTRACTORS, INCLUDING ANY STRICT LIABILITY UNDER ENVIRONMENTAL LAWS, REGARDLESS OF WHETHER ANY SUCH CLAIMS RESULT FROM ANY CONDITIONS, EVENTS, ACTIONS, OR INACTIONS ARISING, OCCURRING, OR ACCRUING PRIOR TO, ON, OR AFTER THE EFFECTIVE TIME; EXCLUDING, HOWEVER, ANY CLAIMS ARISING FROM OR ATTRIBUTABLE TO THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SELLER, ITS AFFILIATES OR ANY OF ITS OR THEIR RESPECTIVE EMPLOYEES, AND ALSO EXCLUDING ANY CLAIMS ATTRIBUTABLE TO SELLER’S OFF-SITE DISPOSAL OF WASTES AND OTHER MATERIALS, AND ALSO EXCLUDING ANY FINES AND PENALTIES

RELATING TO ENVIRONMENTAL LAWS RESULTING FROM THE ACTIONS OF SELLER, ITS AFFILIATES OR ANY OF ITS OR THEIR RESPECTIVE EMPLOYEES.  Buyer and Seller shall treat all information regarding any environmental conditions as confidential and shall not make any contact with any Governmental Authority or third party regarding same without written consent from the other Party unless so required by applicable law.

ARTICLE 9

9.                                      THIRD-PARTY PREFERENTIAL RIGHTS TO PURCHASE, CONSENTS, AND TAG ALONG RIGHTS

9.1                               Third Party Notices.  In accordance with the documents creating such rights and/or requirements, Seller shall, within five (5) Business Days of the execution of this Agreement, (i) request any consent or approval of any third party or Governmental Authority necessary for the conveyance of the applicable Asset to Buyer (“Consents”) and (ii) send out notices for all options, rights of first refusal, or similar preferential purchase rights burdening any of the Assets (each a “Preferential Purchase Right”).  Seller shall use all commercially reasonable efforts, but without obligation to incur any cost or expense, to obtain such Consents and waivers of, or to comply with, any such Preferential Purchase Right prior to Closing.

9.2                               Third-Party Exercise - If a third-party exercises a Preferential Purchase Right of the Assets or if Seller fails to obtain a Required Consent by Closing, the affected Asset shall be removed from this Agreement and the Base Purchase Price shall be adjusted by the Allocated Value of the affected Asset. If, as of Closing, the time for exercising a Preferential Purchase Right has not expired and such Preferential Purchase Right has not been exercised or waived, then the Assets subject to such Preferential Purchase Right shall be included in the Assets to be assigned to Buyer at Closing, and Buyer shall be entitled to the proceeds associated with the exercise of such Preferential Purchase Right.

9.3                               Third-Party Failure to Purchase - If (i) a third-party exercises a Preferential Purchase Right for an Asset excluded at Closing, but fails to close the purchase for any reason within sixty (60) days of Closing or (ii) a Required Consent that was not obtained prior to Closing is obtained by Seller within 120 days following the Closing Date, then (1) Buyer shall purchase from Seller the Asset that was so excluded at Closing and pay to Seller the amount by which the Purchase Price was reduced at Closing with respect to the Asset so excluded and (2) Seller shall assign to Buyer the Asset so excluded at Closing pursuant to an instrument in substantially the same form as the Conveyance, with such assignment effective as of the Effective Time hereunder.

9.4                               Tag Along Rights - That certain Participation Agreement:  Screaming Eagle Prospect — Pecos County, Texas dated effective January 1, 2012, between ExL Energy II LP and TRO-X, L.P., et al., for the exploration and development of lands located in the Screaming Eagle Prospect, as amended by the Waiver and Disclaimer dated effective September 30, 2013 and by Agreements dated April 1, 2015, August 1, 2015, November 1, 2015, December 1, 2015, February 24, 2016, and February 24, 2016 (collectively, the “Screaming Eagle Agreement”), contains a provision giving certain parties thereto (“TAR Owners”) the ability to join in the sale reflected by this Agreement (“Tag Along Rights”).  The Tag Along Rights apply with respect to the reversionary working interests (“Reversionary Interests”) owned by the TAR Owners on a reverted (after Project

Payout) basis even though such interests have not yet reverted.  Buyer agrees to purchase the Reversionary Interests owned by the TAR Owners but only on a fully reverted (after Project Payout) basis.  Therefore, with respect to the Tag Along Rights, the Parties agree that:

(a)         Within three (3) Business Days after the Execution Date Seller shall provide to the TAR Owners a notice and election in substantially in the form attached hereto as Exhibit “G” (including its enclosed Sales Terms and a redacted copy of this Agreement) (an “Election Letter”) for each TAR Owner to sell to Seller on the same terms as contained in this Agreement including, in particular, this Section 9.4.

(b)         The Election Letter shall bind each owner of a Tag Along Right who elects to sell by timely signing and delivering the Election Letter (“TAR Seller”) to sell all of its share of the Reversionary Interest (on a reverted, after Project Payout basis) to Buyer (nominally, see (d) below) on the same terms as this Agreement except that:

i.                                          “Seller” will be deemed to be only the applicable TAR Seller for all purposes except as set forth in this Section 9.4 (in which “Seller” refers to only Samson Exploration, LLC and is distinguished from the applicable “TAR Seller”);

ii.                                       “Assets” will be limited to the share of the Reversionary Interest owned by the TAR Seller, including, but not limited to, all of the TAR Seller’s right, title and interest in and to the Screaming Eagle Agreement;

iii.                                    “Base Purchase Price” will be the aggregated Allocated Values shown for the TAR Owners on Exhibit “E”, proportionately reduced to the percentage of the Reversionary Interest owned by the TAR Seller;

iv.                                   Due to an assertion by Oxy USA, Inc. (“Oxy”) that the Tag Along Rights are subject to a preferential right to purchase in favor of Oxy (and consequently Seller), the TAR Seller’s transaction will be treated as being subject to a preferential right to purchase consistent with Section 6 of the Screaming Eagle Agreement (“TAR Pref Right”).  The Closing process shall be altered as necessary as described below in order to effectuate TAR Pref Right elections.  No reference to the TAR Pref Right in this Agreement, any TAR Pref Right notice or election, or any other document shall in any way serve as any acknowledgement of the existence, validity, or applicability of any preferential right to purchase under the Screaming Eagle Agreement;

v.                                      The Deposit shall be entirely for the account of Seller, and not the TAR Sellers.  The TAR Seller’s proportionate share of the outstanding Project Payout balance under the Screaming Eagle Agreement, as of the Effective Date, shall be paid to Seller rather than the applicable TAR Seller.  Seller shall be responsible for paying Oxy its portion of such amount;

vi.                                   With respect to the Reversionary Interest, all of Seller’s representations in this Agreement shall be deemed to be made by the applicable TAR Seller rather than by Seller, and all responsibility therefor under Article 16 shall be borne solely by the applicable TAR Seller(s);

vii.                                Any Title Defect that doesn’t affect the interest of Seller and all TAR Sellers shall be solely for the account of the Seller and/or applicable TAR Sellers whose interests in the Assets are affected thereby.  In addition, all dollar and percentage amounts set forth in Section 7.1, 7.5, 8.1, and 16.5 shall apply separately to (i) TAR Sellers as a group and (ii) Seller;

viii.                             The TAR Seller’s entity type, state of formation, and notice address shall be as set forth in the Election Letter, and persons with “Seller’s Knowledge” shall be the person signing the Election Letter,  and any other changes as are necessary shall be deemed to be made, mutatis mutandis, to reflect the different parties, interests, price, etc. subject to such transaction.

ix.                                   Notwithstanding anything stated in this Agreement to the contrary, Buyer shall have no obligation to purchase any interests or Assets (as defined in subpart (b)(ii) above) of the TAR Sellers if Buyer does not purchase the Assets of Seller under this Agreement (and the occurrence of Closing between Buyer and Seller (Samson Exploration, LLC) under this Agreement shall be a condition precedent to any obligation of Buyer to purchase the interests of TAR Sellers, whether directly as part of the TAG Along Rights, or indirectly through Seller, as part of the interests Seller acquires in connection with the TAR Pref Right.

(c)          Due to the need to send TAR Pref Right notices and the 10 Business Day election period applicable to the TAR Pref Right, Buyer agrees to include in this Agreement only those TAR Owners who execute and deliver to Seller an executed Election Letter on or before January 31, 2017 and thereby become a TAR Seller.

(d)         The Parties acknowledge that the TAR Pref Right is owned 75% by Seller and 25% by Oxy, and that the TAR Pref Right notice shall be issued by the TAR Sellers accordingly within Three (3) Business Days after the earlier of (i) the date set forth in paragraph (c) above or (ii) the date on which all TAR Owners have become a TAR Seller.  Seller shall timely exercise its TAR Pref Right and thereby ensure its ability to deliver the before Project Payout interests reflected for Seller on Exhibit “E” with no after Project Payout reduction in Seller’s interest related to the Reversionary Interests owned by the TAR Sellers.  Upon Seller’s timely execution of its TAR Pref Right all of Buyer’s obligations with respect to the TAR Owners shall cease.  Seller does not know if Oxy will exercise its TAR Pref Right.

(e)          If Oxy does exercise its TAR Pref Right, then:

i.                  TAR Sellers shall convey to Seller 75% of the Reversionary Interests owned by the TAR Sellers on a reverted (after Project Payout) basis at least 3 Business Days prior to Closing;

ii.               Oxy and the TAR Sellers will complete their TAR Pref Right transaction (including conveyances, payment, and Project Payout payment) completely separate from any involvement of Seller and Buyer;

iii.            Seller will convey to Buyer at Closing all of Seller’s interests reflected for Seller on Exhibit “E” plus Seller’s 75% of the Reversionary Interests of the TAR Sellers on a reverted (after Project Payout) basis (to the extent received therefrom) and thereby ensure its ability to deliver Seller’s before Project Payout interests reflected for Seller on Exhibit “E” with no after Project Payout reduction in Seller’s interest related to the Reversionary Interests owned by the TAR Sellers; and

iv.           Buyer will deliver to Seller at Closing, as adjusted pursuant to Article 3: (A) the entire Allocated Value attributed to Seller on Exhibit “E” plus (B) the Allocated Value attributed to the portion of the TAR Owners’ interests burdening Seller on Exhibit “E” proportionately reduced to the percentage of the Reversionary Interests owned by the TAR Sellers’ interests burdening Seller (to the extent Seller has received conveyances therefrom).  Buyer acknowledges that all of the Project Payout balance to be paid by the TAR Sellers is for the account of Seller.

(f)           If Oxy does not exercise its TAR Pref Right, then:

i.                  TAR Sellers shall convey to Seller 100% of the Reversionary Interests owned by the TAR Sellers on a reverted (after Project Payout) basis at least 3 Business Days prior to Closing;

ii.               Seller shall endeavor to obtain, prior to Closing, from Oxy an assignment from Oxy to Seller of the working interests owned by Oxy and burdened by the Reversionary Interests owned by the TAR Sellers (in order to properly place record title to such reverted working interests into Buyer due to the fact that the Reversionary Interests of the TAR Sellers shall revert to a present working interest as part of this transaction and payment of the TAR Seller’s portion of the Project Payout with a portion of the sales proceeds as reflected below);

iii.            Seller shall convey to Buyer at Closing all of Seller’s interests reflected for Seller on Exhibit “E” plus Seller’s 75% of the Reversionary Interests of the TAR Sellers (to the extent Seller has received conveyances therefrom) plus Oxy’s 25% of the Reversionary Interests of the TAR Sellers on a reverted (after Project Payout) basis (to the extent Seller has received conveyances therefrom) and thereby ensure its ability to deliver the before Project Payout interests reflected for Seller on Exhibit “E” with no after Project Payout reduction in Seller’s interest related to the Reversionary Interests owned by the TAR Sellers plus the additional Oxy interest; and

iv.           Buyer shall deliver to Seller at Closing, as adjusted pursuant to Article 3: (A) the entire Allocated Value attributed to Seller on Exhibit “E”, plus (B) the Allocated Value attributed to the portion of the TAR Owners’ interests burdening Seller on Exhibit “E” proportionately reduced to percentage of the Reversionary Interests owned by the TAR Sellers’ interests burdening Seller (to the extent Seller has received conveyances therefrom), plus (C) the Allocated Value attributed to the portion of the TAR Owners’ interests burdening Oxy on Exhibit “E” proportionately reduced to percentage of the Reversionary Interests owned by the TAR Sellers’ interests burdening Oxy

(to the extent Seller has received conveyances therefrom).  Buyer acknowledges that all of the Project Payout balance to be paid by the TAR Sellers is for the account of Seller and Oxy, and that Seller will be responsible for paying Oxy its portion of any such funds actually received by Seller.

(g)          Buyer and Seller agree that Closing of this Agreement shall proceed notwithstanding any delay caused by or dispute regarding the Tag Along Rights, any TAR Owner’s execution, or non-execution, of an Election Letter, the TAR Pref Right, or any matters related thereto, and that a Title Defect shall not exist by virtue of any such delay, dispute, or decision to execute, or to not execute, an Election Letter and/or to exercise (or not exercise) a TAR Pref Right.  In the event Seller has not received the conveyances of the Reversionary Interests from the TAR Sellers and/or the working interests burdened thereby from Oxy and/or any other Closing documents from the TAR Sellers, then Closing shall proceed without those Reversionary Interests and/or Oxy’s burdened working interests, and the payment to the TAR Seller hereunder shall be reduced accordingly based on the procedures set forth in Section 9.4(e) or (f) above, as applicable, with the Reversionary Interests and/or Oxy’s burdened working interests not being conveyed—to the extent not being conveyed—being treated at Closing as being owned by TAR Owners who are not TAR Sellers and using the Allocated Value split among Seller and the TAR Owners as set forth on Exhibit “E”.  In the event any such delay or dispute should be resolved, or conveyance should be received, within the 120 days after Closing then the Parties agree to cooperate to conduct a subsequent Closing for such Reversionary Interests and/or Oxy’s burdened working interests as is just and equitable and with procedures, conditions, and price adjustments as are reasonable considering the circumstances.

(h)         Notwithstanding anything stated in this Agreement to the contrary, to the extent there is any dispute or challenge made or asserted by any TAR Owners or Oxy relative to their respective Tag Along Rights, preferential purchase rights, or other rights or claims associated with the transactions contemplated in this Section 9.4 or the notices, elections, or actions to be taken or contemplated above, Seller shall INDEMNIFY, DEFEND AND HOLD HARMLESS Buyer with regard to any Losses, claims or demands relating to any such disputes or challenges, REGARDLESS OF THE NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL FAULT OR RESPONSIBILITY OF SELLER, BUYER OR ANY OTHER PERSON.

ARTICLE 10

10.                               CONDITIONS TO CLOSING; SETTLEMENT STATEMENT; CLOSING

10.1                        Seller’s Conditions to Closing - The obligations of Seller at the Closing are subject to the satisfaction at or prior to the Closing, or waiver in writing by Seller, of the following conditions:

(a)                                 All representations and warranties of Buyer contained in this Agreement, to the extent qualified with respect to materiality, shall be true and correct in all respects, and to the extent not so qualified, shall be true and correct in all material respects, in each case as if such representations and warranties were made at and as of the Closing; and Buyer shall have performed and satisfied in all material respects all covenants and agreements required to be performed and satisfied by it under this Agreement at or prior to the Closing.

(b)                                 No suit, action or other proceeding brought by a third party shall be pending, nor shall any order have been entered by any court or Governmental Authorities having jurisdiction over the Parties or the subject matter of this Agreement which remains in effect at the time of Closing, in either case, that restrains or prohibits or seeks to restrain or prohibit, or seeks damages in connection with, the purchase and sale contemplated by this Agreement.

(c)                                  Buyer shall have provided Seller evidence satisfactory to Seller that Buyer, as of Closing (i) is qualified to do business and to own and operate the Assets in all jurisdictions in which the Assets are located and (ii) has posted all bonds required by any federal, state, or local governmental, quasi-governmental or regulatory branch, agency, bureau, department, service, commission or other body to own and operate the Assets, including but not limited to replacement of the bonds listed on Schedule 5.18 which have accepted by the obligees thereunder.

(d)                                 The aggregate adjustments to the Base Purchase Price attributable to Title Defects (excluding all Title Defects related to any Reversionary Interests), Environmental Defects and Casualty Defects shall not have exceeded ten percent (10%) of the Base Purchase Price.

(e)                                  Buyer shall have performed its obligations set forth in Section 10.5.

10.2                        Buyer’s Conditions to Closing - The obligations of Buyer at the Closing are subject to the satisfaction at or prior to the Closing, or waiver in writing by Buyer, of the following conditions:

(a)                                 All representations and warranties of Seller contained in this Agreement, to the extent qualified with respect to materiality, shall be true and correct in all respects, and to the extent not so qualified, shall be true and correct in all material respects, in each case as if such representations and warranties were made at and as of the Closing, and Seller shall have performed and satisfied in all material respects all covenants and agreements required to be performed and satisfied by it under this Agreement at or prior to the Closing.

(b)                                 No suit, action or other proceeding brought by a third party shall be pending, nor shall any order have been entered by any court or Governmental Authorities having jurisdiction over the Parties or the subject matter of this Agreement which remains in effect at the time of Closing, in either case, that restrains or prohibits or seeks to restrain or prohibit, or seeks damages in connection with, the purchase and sale contemplated by this Agreement.

(c)                                  All Consents shall have been received or waived in writing; and Seller shall have provided evidence satisfactory to Buyer of the same. This condition shall be deemed to have been met if all Required Consents that have not been obtained at or prior to Closing apply to Assets whose Allocated Values as set forth for Seller on Exhibit “E” constitute, in the aggregate, less than five percent (5%) of the Base Purchase Price.  “Required Consent” means any consent by a third party that, if not obtained prior to the assignment of such Asset, (a) makes the assignment with respect to such Asset void or voidable, (b) terminates Seller’s interest in any Asset, or (c) triggers the required payment of a predetermined amount as purported liquidated damages; provided, however, that, for purposes hereof, any Consent requirement providing that it cannot be unreasonably withheld shall be deemed to have been obtained unless the holder of the right to grant such Consent has expressly objected to the conveyance and stated grounds that could reasonably be determined to be reasonable grounds for withholding such Consent.

(d)                                 The aggregate adjustments to the Base Purchase Price attributable to Title Defects (excluding all Title Defects related to any Reversionary Interests), Environmental Defects and Casualty Defects shall not have exceeded ten percent (10%) of the Base Purchase Price.

(e)                                  Seller shall have performed its obligations set forth in Section 10.5.

(f)                                   Seller shall have timely elected to exercise its TAR Pref Right as set forth in Section 9.4(d).

10.3                        Closing Settlement Statement - At least three (3) Business Days prior to Closing, Seller shall provide Buyer with a closing settlement statement covering all adjustments, without duplication, to the Base Purchase Price to be made at Closing under this Agreement (the “Closing Settlement Statement”).  To the extent available, actual numbers shall be used.  If not available, Seller shall use reasonable and good faith estimates of the same, which estimates shall be adjusted to take into account actual numbers in connection with the Final Settlement Statement described in Section 11.3 below.

10.4                        Closing Date and Place - Subject to the satisfaction of the conditions in this Agreement, the closing of the transactions contemplated by this Agreement shall be held on or before February 28, 2017, at the offices of Seller at 110 West 7th Street, Suite 2000, Tulsa, Oklahoma 74119 or on such other date or at such other place as the parties mutually agree (the “Closing”).

10.5                        Closing Activities - The following actions shall take place at Closing:

10.5.1              Certificates - Each Party shall deliver to the other Party a certificate in a form reasonably satisfactory to the other Party dated as of the Closing and executed by a duly authorized officer, partner, attorney-in-fact or owner, as appropriate, of such Party to the effect that (a) the Party has all requisite corporate, partnership or other power and authority to purchase or sell the Assets, as the case may be, on the terms described in this Agreement and to perform its other obligations hereunder, (b) that all corporate, partnership and/or other prerequisites of whatsoever nature have been fulfilled, and (c) certifying that all conditions to Closing as set forth in Sections 10.1 or 10.2, as the case may be, have been met.

10.5.2              Conveyances - Seller and Buyer shall execute, acknowledge and deliver three (3) counterpart copies of each of the Conveyances (substantially in the form set forth as Exhibit “F” attached hereto) to be filed in each respective County where the Assets are located, assigning and conveying the Assets to Buyer, as well as applicable governmental assignment forms.

10.5.3              Payment - Buyer shall deliver to an account designated in writing by Seller by wire transfer of same day funds the Base Purchase Price plus or minus any adjustments thereto contemplated in Section 3.3 above or otherwise in this Agreement.  Buyer and Seller shall deliver joint written instructions to the Escrow Agent that Closing has occurred and that the Deposit should be distributed to Seller.

10.5.4              Additional Documents — For Seller-operated Interests, to the extent Buyer has or will be appointed operator, Buyer shall deliver to Seller on or prior to Closing, evidence of compliance with the rules and regulations dealing with both the operation of and the plugging and abandoning of Wells, such as the appropriate bond which has been accepted by the relevant regulatory agency.  In addition, for Seller-operated Interests, to the extent Buyer has or will be appointed Operator, Seller shall deliver to Buyer on or prior to Closing designation or change of operator forms in satisfaction of applicable governmental requirements.  Notwithstanding the foregoing, Buyer understands that Seller cannot guarantee that it can assign operatorship rights to Buyer.  In order to assume operatorship Buyer must comply with the appointment/election provisions of the applicable joint operating agreement; provided, however, that Seller shall use all reasonable commercial efforts to assist Buyer being appointed as operator.

10.5.5              Possession - Seller shall (subject to the terms of any applicable joint operating agreements and to the other provisions hereof) deliver to Buyer exclusive possession of the Assets.

10.5.6              Letters-in-Lieu - Seller shall prepare and Seller and Buyer shall execute and deliver to Buyer the Letters-in-Lieu of Transfer Orders provided for in Section 13.3.

10.5.7              Releases.  Seller shall deliver recordable or recorded releases of any deeds of trust, mortgages, financing statements, fixture filings and security agreements burdening any of the Assets.

10.5.8              FIRPTA.  Seller shall deliver an executed certificate of non-foreign status that meets the requirements set forth in Treasury Regulation § 1.1445-2(b)(2).

ARTICLE 11

11.                               POST-CLOSING OBLIGATIONS

Seller and Buyer agree to the following post-Closing obligations:

11.1                        Recordation and Filing of Documents - After the Closing, Buyer shall file or record the Assignments in the appropriate county and governmental records.  Buyer shall provide a copy of same, including recording date, to Seller, all at the sole cost of Buyer.

11.2                        Records - Within ten (10) Business Days after the Closing, Seller will furnish Buyer the original Records, but Seller shall have the right to retain copies thereof.  Insofar as Seller reasonably believes the Records may be needed or useful in connection with federal, state or local regulatory or Tax matters or resolution of disputes, litigation, or contract compliance issues, (i) Seller may retain the original Records and deliver to Buyer copies thereof and (ii) Buyer (for a period of seven (7) years after the Closing) shall further make available to Seller or its affiliates (at the location of such Records in Buyer’s organization) access to the Records during normal business hours, upon not less than two (2) Business Days prior written request by Seller, and Seller shall have the right to copy at its own expense and retain such copies of the Records as Seller, in good faith, believes may be useful or needed in connection with the above-described matters.  If, however, Buyer elects to destroy any of the Records prior to the expiration of the seven (7) year period, Buyer shall give to Seller written notice of such intent at least thirty (30) days prior to such destruction, and Seller shall have the option, at its expense, of having such Records delivered to it.

11.3                        Final Settlement Statement - Seller shall issue a final settlement statement (the “Final Settlement Statement”) within one hundred twenty (120) days after Closing.  Buyer shall respond with objections and proposed corrections within thirty (30) days of the issuance of the Final Settlement Statement.  If Buyer does not respond with objections and the support therefor to the Final Settlement Statement in writing within thirty (30) days of the issuance of the Final Settlement Statement, the Final Settlement Statement shall be deemed approved by Buyer.  In the event that Buyer does respond and objects within this time period, the Parties shall meet within fifteen (15) days following receipt of Buyer’s objections and attempt to resolve the disputed items.  If the Parties are unable to resolve the disputed items by the end of such fifteen-day period, the dispute shall be resolved in accordance with the dispute resolution provisions set forth in Section 20.3.  After approval by both Parties (or after final resolution of the same under Section 20.3), the net adjustment due pursuant to the Final Settlement Statement for the Assets conveyed will be summarized and a net check or invoice will be sent to the Buyer or Seller, as the case may be.  Buyer or Seller, as the case may be, agrees to promptly pay such invoice within ten (10) days after receipt by Buyer.  This process shall be repeated, if necessary, following any subsequent Closing pursuant to Section 7.4. If an exact amount is not known within 120 days after Closing, Seller shall include a reasonable estimate of the adjustment necessary for the Volume Commitment Shortfall Payment, if any.  The Party owing the difference between the estimated amount used for the Final Settlement Statement and such final amount shall pay the other Party as promptly as practicable.

11.4                        Suspense Accounts - As set forth and itemized on Schedule 5.21 attached hereto, Seller currently maintains suspense accounts pertaining to oil and gas heretofore produced comprising monies not yet escheated but payable to royalty owners, mineral owners and other persons with an interest in production that Seller has been unable to pay (the “Suspense Accounts”).  Seller will transfer to Buyer all funds in the Suspense Accounts related to proceeds of production for the three-year period prior to the Effective Time.  Seller will be responsible for timely filing of escheat reports for suspended funds aged beyond such three year abandonment period.  A downward adjustment to the Base Purchase Price will be made at Closing to reflect the funds in the Suspense Accounts as of the date the Closing Settlement Statement is prepared, and an additional adjustment will be made in the Final Settlement Statement pursuant to Section 11.3 in order to reflect additional amounts thereafter received by Seller and/or credited to the Suspense Accounts.  Subject to the other provisions hereof and only to the extent Buyer has received a downward adjustment to the Base Purchase Price for the same, Buyer shall assume full and complete responsibility and liability for proper payment of the funds comprising the Suspense Accounts transferred to Buyer.  Buyer agrees to indemnify, defend and hold Seller, its parent, subsidiary and affiliated entities, together with their respective officers, directors, employees, agents and their respective successors and assigns, harmless from and against any and all liabilities, claims, demands, penalties and expenses (including reasonable attorneys’ fees) arising out of or pertaining to the proper payment and administration of the funds in the Suspense Accounts transferred to Buyer.

11.5                        Further Assurances - After Closing, Buyer and Seller further agree that each will, from time to time and upon reasonable request, execute, acknowledge, and deliver in proper form, any instrument of conveyance, assignment, transfer, or other instruments reasonably necessary for transferring title in the Assets to Buyer or otherwise to implement the transactions contemplated herein.

11.6                        Volume Commitment - Buyer shall exercise its reasonable commercial  efforts to negotiate an extension of the deadline to fulfill Seller’s volume commitment under that certain Gas Gathering Agreement dated October 1, 2012 between Regency Field Services, LLC and EXL Petroleum, LP to December 31, 2017 or later (or to as late of a date as possible if Regency isn’t willing to extend the deadline to at least December 31, 2017) due to Regency’s (i) failure to maintain pressures equal to or less than the maximum pressure requirements of such gas gathering agreement and (ii) inability to accept Seller’s gas, both of which required Seller to flare gas or make gas deliveries to other pipelines instead of delivering said gas to Regency at its designated receipt points.

ARTICLE 12

12.                               TAXES

12.1                        Property Taxes - Seller shall be allocated and bear all ad valorem Taxes, real property Taxes, and similar obligations (“Real Property Taxes”) attributable to (i) any Tax period ending prior to the Effective Time and (ii) the portion of any Current Tax Period ending immediately prior to the date on which the Effective Time occurs. Buyer shall be allocated and bear all Real Property Taxes attributable to (i) any Tax period beginning on or after the Effective Time and (ii) the portion of any Current Tax Period beginning on the date on which the Effective Time occurs. Each Party shall be responsible for its own Income Taxes. Real Property Taxes pertaining to a Current Tax Period shall be allocated between the portion of such Current Tax Period ending immediately prior to the date on which the Effective Time occurs and the portion of such Current Tax Period beginning on the date on which the Effective Time occurs by prorating each such Real Property Tax based on the number of days in the applicable Current Tax Period that occur before the date on which the Effective Time occurs, on the one hand, and the number of days in such Current Tax Period that occur on or after the date on which the Effective Time occurs, on the other hand. For purposes of the preceding sentence, the period for such Real Property Taxes shall begin on the date on which ownership of the applicable Asset gives rise to liability for the particular Real Property Tax and shall end on the day before the next such date.  All Real Property Taxes applicable to the Assets with respect to the Current Tax Period shall be apportioned between Seller and Buyer as of the Effective Time based on the immediately preceding Tax period’s assessment, unless the Current Tax Period’s assessment is known, in which case that assessment shall be used for apportionment.  Upon the later determination of the actual amount of Real Property Taxes for the Current Tax Period, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Real Property Taxes that are allocable to such Party under this Section 12.1.

12.2                        Production Taxes - All Taxes (other than Real Property, income, franchise, or similar Taxes) imposed on or with respect to the production of oil, natural gas, or other hydrocarbons or minerals, or the receipt of proceeds therefrom (including, but not limited to, severance, production and excise Taxes) shall be apportioned between the parties based upon the respective shares of production taken by the parties.  Payment or withholding of all such Taxes that have accrued prior to the Effective Time and filing of all statements, returns and documents pertinent thereto shall be the responsibility of Seller.  Payment or withholding of all such Taxes that have accrued from and after the Effective Time and the filing of all statements, returns and documents incident thereto shall be the responsibility of Buyer.  In the event any such Taxes attributable to the Assets and to periods on or after the Effective Time become due and payable prior to Closing, Seller shall timely pay and satisfy the same, and appropriate adjustments therefor shall be made to the Base Purchase Price under Section 3.3 above.

12.3                        Other Taxes - Taxes that are based upon or related to income or receipts or imposed on a transactional basis (other than production Taxes described in Section 12.2), shall be allocated to the Tax period or portion thereof in which the transaction giving rise to such Taxes occurred.

12.4                        Transfer Taxes - As may be required by relevant Taxing agencies, Seller shall collect and Buyer shall pay at Closing all applicable state and local sales Tax, use Tax, gross receipts Tax, business license Tax, and other Taxes attributable to the consummation of the transactions under this Agreement except Taxes imposed by reason of income to (or capital of) Seller.  The Tax collected shall be based upon the Allocated Values as provided in Section 3.4 and shall be added to the Base Purchase Price at Closing.  Any state or local Tax specified above, inclusive of any penalty and interest, assessed at a future date against Seller with respect to the transaction covered herein shall be paid by Buyer or, if paid by Seller, Buyer shall promptly reimburse Seller therefor.  Any documentary stamp Tax which may be due shall be paid by Buyer.  Seller shall make commercially reasonable efforts to cooperate with Buyer to obtain the benefit of any applicable exemption related to Taxes described in this Section 12.4.

12.5                        Tax Returns - Buyer shall be responsible for the preparation and timely filing of any Tax Returns and the payment to the applicable Governmental Authority of all Taxes that become due and payable on or after the date of Closing, and Buyer shall indemnify and hold Seller harmless for any failure to file such Tax Returns and to make such payments. Buyer shall prepare any Tax Returns for Taxes for Current Tax Periods ending on or after the date of Closing on a basis consistent with past practice except to the extent otherwise required by applicable Law. Buyer shall provide Seller with a copy of any such Current Tax Period Tax Return for review at least ten days prior to the due date for the filing of such Tax Return (or within a commercially reasonable period after the end of the Current Tax Period, if such Tax Return is required to be filed less than ten days after the close of the Current Tax Period), and Buyer shall incorporate reasonable comments of Seller provided to Buyer in advance of the due date for the filing of such Tax Return.

ARTICLE 13

13.                               OWNERSHIP OF ASSETS

13.1                        Distribution of Production - All oil in storage, including Seller’s tankage and pipeline volumes, or gas beyond the meters at the Effective Time shall be credited to Seller, less applicable royalties and severance Taxes.  For Seller-operated Assets, Seller has gauged the oil in storage and read all gas meter charts as of the Effective Time.  For Seller non-operated Assets, the quantity of such oil in storage or gas beyond the meters shall be determined on the same basis as that used for Seller-operated Assets based on operator reports or applicable state regulatory agency production reports or records.  As part of the Closing Settlement Statement, the price for such oil in storage shall be at the price that Seller has contracted to sell the oil on the Effective Time, taking into account applicable royalties and severance Taxes.  If there is no such price, the price shall be the average of the two highest prices that are posted at the Effective Time (plus any premium) by other purchasing companies, as determined by Seller in the field or locality where the Interests are located for oil of like grade and gravity.  Title to the oil in storage for both Seller-operated and Seller non-operated Assets shall pass to Buyer upon Closing, effective as of the Effective Time, and an upward adjustment shall be made to the Base Purchase Price due at Closing, less applicable royalties and severance Taxes.

13.2                        Proration of Income and Expenses - Except as otherwise provided in this Agreement, all proceeds (including proceeds held in suspense or escrow), receipts, credits, and income attributable to the Assets for all periods of time prior to the Effective Time shall belong to Seller, and all proceeds, receipts, credits, and income attributable to the Assets for all periods of time from and after the Effective Time shall belong to Buyer.  Except as otherwise provided in this Agreement, all costs, expenses, disbursements, and obligations attributable to the Assets for periods of time prior to the Effective Time shall be the obligation of Seller, and Seller shall promptly pay, or if paid by Buyer, promptly reimburse Buyer for and hold Buyer harmless from and against same.  Except as otherwise provided in this Agreement, all costs, expenses, disbursements and obligations attributable to the Assets for periods of time from and after the Effective Time shall be the obligation of Buyer, and Buyer shall promptly pay, or if paid by Seller, promptly reimburse Seller for and hold Seller harmless from and against same.

13.3                        Notice to Remitters of Proceeds - Buyer shall be responsible for informing all purchasers of production or other remitters to pay Buyer and obtain from the remitter revenues accrued after the Effective Time.  The remitter shall be informed by Seller and Buyer via Letters-in-Lieu of Transfer Order or such other reasonable documents which remitter may require.

13.4                        Production Imbalances-  Set forth on Schedule 13.4 attached hereto and made a part hereof for all purposes is a listing of all gas imbalance volumes measured in Mcfs or MMBtu’s and the aggregate net volume of overproduction or underproduction, as applicable, with respect to the Assets as of the Effective Time (the “Assumed Imbalance”).  At Closing, the Base Purchase Price shall be adjusted, upward or downward as appropriate, to reflect the value of said aggregate net volume of overproduction or underproduction with respect to the Assumed Imbalance as said volume may be adjusted prior to Closing in accordance with each Party’s due diligence investigation.  The value of said aggregate net volume (less royalties) of overproduction or underproduction, as applicable, shall be the product obtained by multiplying Two Dollars ($2.00) by the volume of such aggregate net overproduction or underproduction measured in Mcfs or MMBtu’s as shown on Schedule 13.4.  Buyer shall be solely responsible for any liability and solely entitled to any benefit from production imbalances, whether occurring on, before or after the Effective Time.  If the imbalance cannot be determined by Closing or there are further imbalance adjustments attributable to Pre-Effective Time periods subsequent to Closing but prior to the Final Settlement

Statement, then the value adjustment associated with any imbalance will be made in connection with the Final Settlement Statement.

13.5                        Pipeline and Other Non Well-head Imbalances-  To the extent there exists any imbalances attributable to Hydrocarbons produced from the Assets as of the Effective Time, with respect to any gas pipeline, storage or processing facility, at Closing the Base Purchase Price shall be adjusted upward or downward, as appropriate, to reflect the value of said imbalance.  The value of said imbalance shall be calculated by summing the product(s) obtained by multiplying the volume of each net over-position or under-position, as the case may be, measured in the same manner as it is measured by the pipeline, storage or processing facility, as applicable, by the value at which the imbalance was either cashed out, made up or sold, or if otherwise undeterminable then using existing fair market value of, or price for, said Hydrocarbons.  Buyer shall be solely responsible for any liability and solely entitled to any benefit from such pipeline imbalances relating to the Assets from and after the Effective Time.  If the imbalance cannot be determined by Closing or if the pipeline storage or processing facility makes any adjustments attributable to Pre-Effective Time periods subsequent to Closing but prior to the Final Settlement Statement, then the value adjustment associated with any imbalance will be made in connection with the Final Settlement Statement.

ARTICLE 14

14.                               INTERIM OPERATIONS

14.1                        Standard of Care.

Subject to the additional restrictions set forth in this Section 14.1, Seller shall operate the Seller-operated Assets in accordance with all applicable laws, using the standard of care as a reasonable and prudent operator and consistent with past practices until Closing, or such later time as any applicable joint operating agreement may require, when such operation shall be turned over to, and become the responsibility of, Buyer.  During the period from the Execution Date to Closing, Seller shall (i) permit Buyer to have access for inspection only to those Assets operated by Seller; (ii) except for emergency action taken in the face of risk to life, property or the environment, shall not, without the prior written consent of Buyer (which shall not be unreasonably withheld) approve or authorize any AFE’s or capital expenditures over One Hundred Thousand Dollars ($100,000) net to the interest of Seller which are received by Seller with respect to any Assets, settle any gas imbalances and incur costs for discretionary expenditures for operations in excess of One Hundred Thousand Dollars ($100,000) net to the interest of Seller for which AFE’s are not prepared; (iii) operate, or if Seller is not the operator, use reasonable efforts to ensure that the operator operates the Assets in its ordinary course of business and in accordance with applicable industry standards and the terms and conditions of all applicable Contracts, laws and regulations; (iv) not transfer, sell, hypothecate, encumber, abandon or otherwise dispose of any portion of the Assets (other than the sale of Hydrocarbons in the ordinary course of business or as required in connection with the exercise by third-parties of Preferential Purchase Rights) any of the Assets or agree to undertake any of the foregoing; (v) assist the Buyer (without incurring any third party expenses) in preserving the present relationships related to the Assets with parties having significant business relations therewith, such as suppliers, customers, brokers, agents or otherwise; (vi) not amend, modify or terminate (or enter into any new) Material Contracts; (vii) take any and all actions necessary to ensure that the Assets are free and clear of all liens and encumbrances as of Closing; (viii) not waive, compromise or settle any material right or claim if such waiver, compromise or settlement would adversely affect the use, ownership or operation of any of the Assets in any material respect, and (ix) cause the Assets to be maintained in accordance with the terms and conditions of the applicable Contracts and applicable laws and regulations and consistent with past practices, and consult with Buyer with respect to same.  However, notwithstanding the above restrictions, insofar as none of the same would reduce the interest in the Assets being delivered to Buyer at Closing, increase any liability or obligation that Buyer would be assuming as of the Closing, or materially and adversely affect Buyer’s ability to own, operate and maintain the Assets in substantially the same manner that Seller owned, operated and maintained the Assets, it is agreed that prior to Closing, Seller shall be permitted to take those actions described on Schedule 14.1 or execute any document intended to cure an actual or potential Title Defect.

14.2                        Liability of Operator - Notwithstanding Section 14.1, Seller shall not be liable to Buyer for any claims, demands, causes of action, damages, or liabilities arising out of Seller’s operation of the Assets after the Effective Time, insofar as Seller continues to operate and maintain the Assets in accordance with the terms of this Agreement (including, without limitation, Section 14.1 above) and as a reasonable and prudent operator, and insofar as no such Claims, demands, causes of action, damages, or liabilities relating to such interim operation are attributable to the gross negligence or willful misconduct of, or any breach of this ARTICLE 14 by, Seller.

14.3                        Removal of Signs - Seller shall have the option to remove Seller’s name and signs from the Seller-operated Assets or to require Buyer to do so after Closing.  Buyer hereby grants Seller a right of access after Closing, upon reasonable prior written notice to Buyer, at Seller’s sole cost, expense and liability, to such Assets to remove Seller’s signs and names from the Assets, or to confirm that Buyer has done so after Closing.  If Seller’s signs or name remain on the Assets after Closing, Buyer shall promptly, but no later than required by applicable rules and regulations or thirty (30) days thereafter, whichever is earlier, remove any remaining signs and references to Seller and shall erect or install all signs complying with any applicable governmental rules and regulations, including, but not limited to, those showing the Buyer as operator of the Assets.

14.4                        Non-Operated Assets - As to non-operated Assets, Seller shall exercise the same standard of care as a reasonable and prudent working interest owner under the same or similar circumstances until Closing, subject to the other provisions of Section 14.1 above.

14.5                        Third-Party Notifications - Buyer shall make all notifications to all Regulatory Authorities, “one call services” and similar groups associated with the operation of the Assets within fifteen (15) days of Closing. A copy of all such notifications shall be provided to Seller pursuant to the notice provisions contained in ARTICLE 18 hereof.

14.6                        Accounting Cooperation - In accordance with the rules and regulations of the U.S. Securities and Exchange Commission and pursuant to other reporting obligations of Buyer, including any rules of the New York Stock Exchange, Buyer and its Affiliates may be obligated to provide certain audited financial information related to the Assets.  Accordingly, from and after the Execution Date until Closing, and then, should it occur, the three year anniversary of the Closing Date, Seller shall grant Buyer and its Affiliates, and its and their independent accountants and other representatives, access, during normal business hours, to the books and records in the possession or control of Seller related to the Assets as may be reasonably requested by Buyer, and its and their independent accountants and other representatives, for the purpose of auditing and otherwise verifying revenue and expense and other information related to the Assets to be included in any required financial statements of Buyer and its Affiliates; provided, however, that Seller shall have no liability or obligation for the accuracy or completeness of such information or otherwise with respect to the financial statements of Seller in which such information is reflected.

ARTICLE 15

15.                               EXCHANGE PROVISION

Seller and Buyer, respectively, shall have the right, prior to Closing, to elect to effect a Tax-deferred exchange under Code Section 1031 (a “Tax Deferred Exchange”) for the Assets at any time prior to Closing.  If such Party elects to effect a Tax-Deferred Exchange, the other Party agrees to execute escrow instructions, documents, agreements or instruments to effect the exchange; provided, however, that the other Party shall incur no additional costs, expenses, fees or liabilities as a result of or connected with the exchange.  Seller and Buyer, as the case may be, may assign any of its rights and delegate performance of any of its duties under this Agreement in whole or in part to a third party in order to effect such an exchange; provided, however, that each such Seller and/or Buyer shall remain responsible to the other Party for the full and prompt performance of its respective delegated duties.  The electing Party shall indemnify and hold the other Party and its affiliates harmless from and against all claims, expenses (including reasonable attorneys’ fees), loss and liability resulting from its participation in any exchange undertaken pursuant to this ARTICLE 15 pursuant to the request of the electing Party.

ARTICLE 16

16.                               ASSUMPTION OF LIABILITY AND GENERAL INDEMNIFICATION

16.1                        Buyer’s Assumption of Obligations

16.1.1              Subject to Closing occurring, and further subject to Seller’s indemnification provisions of Section 16.4, Buyer hereby assumes and agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged) all of the obligations and liabilities of the Seller, known or unknown, with respect to the Assets, insofar as the same arise on or after, and are attributable to actions, occurrences and operations conducted from and after, the Effective Time, together with (a) those liabilities and obligations described in Sections 16.1.1(i) and 16.1.1(ii) below and (b) following the expiration of Seller’s indemnity obligations as set forth in Section 16.4, any and all duties and obligations or claims which would fall under Section 16.4(i) through (vi), inclusive, whether arising before, on or after the Effective Time (collectively, the “Assumed Obligations”).  The Assumed Obligations include, without limitation, the payment and/or performance of all Taxes, leasehold and equipment rentals and release payments, royalties, excess royalties, in-lieu royalties, overriding royalty interests, production payments, net profit obligations, carried working interests and any other matters with which the Assets may be burdened, insofar as the same are attributable to the periods from and after the Effective Time.

(i)                                     THE ASSUMED OBLIGATIONS SHALL INCLUDE, AND BUYER, FROM AND AFTER THE CLOSING ACCEPTS SOLE

RESPONSIBILITY FOR AND AGREES TO PAY, ALL COSTS AND EXPENSES ASSOCIATED WITH PLUGGING AND ABANDONMENT OF ALL WELLS, DECOMMISSIONING OF ALL FACILITIES, AND CLEARING AND RESTORATION OF ALL SITES, IN EACH CASE INCLUDED IN, OR ASSOCIATED WITH, THE ASSETS, AND BUYER MAY NOT CLAIM THE FACT THAT PLUGGING AND ABANDONMENT, DECOMMISSIONING, SITE CLEARANCE OR RESTORATION OPERATIONS ARE NOT COMPLETE OR THAT ADDITIONAL COSTS AND EXPENSES ARE REQUIRED TO COMPLETE ANY SUCH OPERATIONS AS A BREACH OF SELLER’S REPRESENTATIONS OR WARRANTIES MADE HEREUNDER OR THE BASIS FOR ANY OTHER REDRESS AGAINST SELLER.

(ii)                                  THE ASSUMED OBLIGATIONS SHALL INCLUDE, AND BUYER, FROM AND AFTER THE CLOSING ACCEPTS SOLE RESPONSIBILITY FOR AND AGREES TO PAY, ANY AND ALL COSTS AND EXPENSES ARISING OUT OF ENVIRONMENTAL LAWS (INCLUDING, WITHOUT LIMITATION, ANY COMPLIANCE OR NON-COMPLIANCE THEREWITH, ANY ADVERSE ENVIRONMENTAL CONDITIONS, AND THE DISPOSAL, RELEASE, DISCHARGE OR EMISSION OF HYDROCARBONS, HAZARDOUS SUBSTANCES, HAZARDOUS WASTES, HAZARDOUS MATERIALS, SOLID WASTES OR POLLUTANTS INTO THE ENVIRONMENT), KNOWN OR UNKNOWN, WITH RESPECT TO THE ASSETS, REGARDLESS OF WHETHER SUCH OBLIGATIONS OR LIABILITIES AROSE PRIOR TO, ON, OR AFTER THE EFFECTIVE TIME.  BUYER EXPRESSLY AGREES TO ASSUME THE RISK THAT THE ASSETS MAY CONTAIN WASTE MATERIALS, INCLUDING, WITHOUT LIMITATION, NORM, HAZARDOUS SUBSTANCES, HAZARDOUS WASTES, HAZARDOUS MATERIALS, SOLID WASTES, OR OTHER POLLUTANTS, PROVIDED HOWEVER, THAT THE ASSUMED OBLIGATIONS SHALL NOT INCLUDE (A) ANY COSTS, EXPENSES, OR LIABILITIES ATTRIBUTABLE TO SELLER’S OFF-SITE DISPOSAL OF WASTES, HAZARDOUS OR OTHER MATERIALS, OR (B) ANY FINES AND PENALTIES RELATING TO ENVIRONMENTAL LAWS RESULTING FROM THE ACTIONS OF SELLER, ITS AFFILIATES OR ANY OF ITS OR THEIR RESPECTIVE EMPLOYEES.

16.1.2              Buyer covenants and agrees that it will not attempt to avoid the effect of the release made by it above by later arguing that at the time of the release it did not fully appreciate the extent of any such claims.

16.2                        Definitions - For purposes of ARTICLE 16 and all other provisions of this Agreement which contain an indemnification provision, the term “Buyer Group” shall be deemed to include Buyer and its affiliates, all successors, heirs and assigns of Buyer and its affiliates, and the officers, directors, shareholders, members, managers, employees, representatives, co-owners, contractors, subcontractors, or agents of any of the foregoing.  For purposes of ARTICLE 16 and all other provisions of this Agreement which contain an indemnification provision, the term “Seller Group” shall be deemed to include Seller and its affiliates, all successors, heirs and assigns of Seller and its affiliates, and the officers, directors, shareholders, members, managers, employees, representatives, co-owners, contractors, subcontractors, or agents of any of the foregoing.

16.3                        Buyer’s General Indemnity - Buyer shall, upon Closing, defend, indemnify, release and hold Seller Group harmless from and against any and all Claims in favor of any person for personal injury, death or damage to property or for any other Claims arising from or relating to (i) Buyer’s breach of any of its representations and warranties in this Agreement, (ii) Buyer’s breach of any of its covenants in and under this Agreement, and (iii) the Assumed Obligations, REGARDLESS OF WHETHER ANY OF SUCH CLAIMS MAY BE ATTRIBUTABLE, IN WHOLE OR IN PART, TO THE STRICT LIABILITY OR NEGLIGENCE OF SELLER GROUP, BUYER GROUP OR THIRD PARTIES, WHETHER SUCH NEGLIGENCE IS ACTIVE OR PASSIVE, JOINT, CONCURRENT OR SOLE, EXCLUDING ANY SOLE OR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SELLER GROUP.

16.4                        Seller’s General Indemnity - Seller shall, upon Closing, defend, indemnify, release and hold Buyer Group harmless from and against any and all Claims in favor of any person for personal injury, death or damage to property or for any other Claims arising from or related to (i) Seller’s breach of any of its representations and warranties in this Agreement, (ii) Seller’s breach of any of its covenants in and under this Agreement, (iii) subject to the provisions of ARTICLE 8, any and all duties and obligations of Seller, or Claims, express or implied with respect to the Assets, or the use, ownership, operation or disposition of the Assets arising before (or otherwise attributable to periods, or to actions, occurrences or operations conducted prior to) the Effective Time under any theory of liability, including, without limitation, by virtue of the Leases, Easements, Contracts and/or any permit, applicable statute, rule, regulation or order of any Governmental Authority, (iv) subject to the provisions of ARTICLE 8, personal injury, illness, bodily injury, death, damage to property or for any other Claims arising directly or indirectly from, or incident to, the use, occupation, operation (including, but not limited to, royalty and accounting Claims) or maintenance of any of the Assets, and arising or accruing prior to the Effective Time, (v) subject to the provisions of ARTICLE 8, personal injury, illness, bodily injury, death, or damage to property arising directly or indirectly from, or incident to, the use, occupation, operation or maintenance of any of the Assets, and arising or accruing between the Effective Time and Closing but only insofar as said matters are covered by Seller’s insurance policies in excess of all deductibles and loss loads, and limited to the amount of coverage provided thereby, (vi)  the failure of Seller to properly pay when due all royalties, overriding royalties, production payments, and working interest payments relating to the Assets and attributable to periods prior to the Effective Time, (vii) the failure of Seller to properly pay when due all Taxes as determined under ARTICLE 12, (viii) any liability or obligation relating to the Litigation, and (ix) any Excluded Assets, REGARDLESS OF WHETHER ANY OF SUCH CLAIMS MAY BE ATTRIBUTABLE, IN WHOLE OR IN PART, TO THE STRICT LIABILITY OR NEGLIGENCE OF BUYER GROUP, SELLER GROUP OR THIRD PARTIES, WHETHER SUCH NEGLIGENCE IS ACTIVE OR PASSIVE, JOINT, CONCURRENT OR SOLE, EXCLUDING ANY SOLE OR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF BUYER GROUP; PROVIDED, HOWEVER, THAT SELLER’S OBLIGATION TO INDEMNIFY BUYER PURSUANT TO SECTION 16.4(i)-(vii), AND SECTION 9.4(h) ABOVE, INCLUSIVE, SHALL APPLY ONLY FOR A PERIOD OF ONE (1) YEAR

FOLLOWING THE CLOSING DATE, EXCEPT WITH RESPECT TO CLAIMS RELATING TO A BREACH OF SELLER’S REPRESENTATIONS SET FORTH IN SECTIONS 5.1, 5.2, 5.3 AND 5.6, WHICH CLAIMS SHALL SURVIVE FOR THE APPLICABLE STATUTE OF LIMITATIONS.  THEREAFTER, BUYER SHALL, PURSUANT TO SECTION 16.3, ASSUME RESPONSIBILITY FOR, AND SHALL ALSO AGREE TO PROTECT, DEFEND, INDEMNIFY AND HOLD SELLER GROUP HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS ARISING IN FAVOR OF ANY PERSON FOR PERSONAL INJURY, DEATH, DAMAGE TO PROPERTY OR FOR ANY OTHER CLAIMS ARISING DIRECTLY OR INDIRECTLY FROM, OR INCIDENT TO, THE USE, OCCUPATION, OPERATION OR MAINTENANCE OF ANY OF THE ASSETS OR ANY OTHER CLAIMS WHICH WOULD OTHERWISE BE SUBJECT TO SELLER’S GENERAL INDEMNITY UNDER SECTION 16.4(i) THROUGH (vii) ABOVE, INCLUSIVE.

16.5                        Limitation on Indemnification - Notwithstanding anything to the contrary contained herein, Seller shall have no obligation to indemnify Buyer unless, and then only to the extent that, (i) any individual claim exceeds $50,000 per item and (ii) the aggregate Losses to which Buyer would be entitled to indemnification (but for the provision of this Section 16.5) exceed a deductible equal to one and one-half percent (1.5%) of the Base Purchase Price; provided, however, that the foregoing limitations shall not apply to any Claim made by Buyer Group pursuant to Sections 9.4(h), 16.4(ii), 16.4(vi), 16.4(vii), 16.4(viii) or 16.4(ix), or a claim under Section 16.4(i) to the extent results from a breach of Seller’s representation and warranty set forth in Sections 5.1, 5.2, 5.3, 5.6, and 5.12. Notwithstanding anything to the contrary contained herein, Seller’s aggregate liability for the indemnification under Section 16.4(i) above (except with respect to claims relating to a breach of seller’s representations set forth in Sections 5.1, 5.2, 5.3, and 5.6), shall not exceed fifty percent (50%) of the Base Purchase Price.

16.6                        Further Limitation on Indemnification - Neither Party shall have any obligation under ARTICLE 16 with respect to any amount which has already been taken into account and applied to or against the Base Purchase Price in the Closing Settlement Statement or the Final Settlement Statement, provided such Party has paid all amounts due pursuant to this Agreement.

16.7                        Indemnification Procedures

16.7.1              All claims for indemnification under this Agreement shall be asserted and resolved pursuant to this Section 16.7.  Any person claiming indemnification hereunder is hereinafter referred to as the “Indemnified Party” and any person against whom such claims are asserted hereunder is hereinafter referred to as the “Indemnifying Party.”

16.7.2              In the event that a Party wishes to assert a claim for indemnity hereunder, such Party shall with reasonable promptness provide to the Indemnifying Party a written notice of the indemnity claim it wishes to assert on behalf of itself or another Indemnified Party, including the specific details of and specific basis under this Agreement for its indemnity claim (a “Claim Notice”).  To the extent any Losses for which indemnification is sought are asserted against or sought to be collected from an Indemnified Party by a third party, such Claim Notice shall include a copy of all papers served on the applicable Indemnified Party with respect to such claim.  The Indemnifying Party shall have thirty (30) days from the personal delivery or receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party (i) whether or not it disputes its liability hereunder with respect to such Losses and/or (ii) with respect to any Losses arising out of, associated with, or relating to third party claims, whether or not it desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against any such Losses.  In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such Losses, the Indemnifying Party shall have the right to defend all appropriate proceedings with counsel of its own choosing.  If the Indemnified Party desires to participate in, but not control, any such defense or settlement it may do so at its sole cost and expense.  If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Losses that the Indemnifying Party elects to contest or, if appropriate and related to the claim in question, in making any counterclaims against the third party asserting such Losses, or any cross-complaint against any third party (other than a Seller Indemnified Party, if the Indemnified Party is a Seller Indemnified Party; and other than a Buyer Indemnified Party, if the Indemnified Party is a Buyer Indemnified Party).  Such cooperation shall include the retention and provision to the Indemnifying Party of all records and other information that are reasonably relevant to the losses at issue.  No third party claim that is the subject of indemnification hereunder may be settled or otherwise compromised without the prior written consent of the Indemnifying Party.  No such claim may be settled or compromised by the Indemnifying Party without the prior written consent of the Indemnified Party unless such settlement or compromise (i) entails a full and unconditional release of the Indemnified Party (and any other members of the Indemnified Party’s group, i.e., all Seller Indemnified Parties or all Buyer Indemnified Parties) without any admission or finding of fault or liability and (ii) does not impose on the Indemnified Party any material non-financial obligation or any financial obligation that is not fully paid by the Indemnifying Party.

ARTICLE 17

17.                               CASUALTY LOSS

If prior to Closing any of the Assets are substantially damaged or destroyed by fire or other casualty (“Casualty Defect”), Seller shall notify Buyer promptly after Seller learns of such event.  Seller shall have the right, but not the obligation, to cure any such Casualty Defect by repairing such damage or, in the case of Equipment, replacing the damaged Equipment with equivalent items, no later than the Closing, insofar as the same are done to Buyer’s reasonable satisfaction.  If any Casualty Defect exists at Closing, at Seller’s option, Buyer shall proceed to purchase the damaged Assets, and the Base Purchase Price shall be reduced by the aggregate reduction in value of all affected Assets on account of such Casualty Defect.  In the event the parties cannot agree on the value, the dispute shall be resolved in accordance with the dispute resolution provisions set forth in Section 20.3.  Notwithstanding any of the preceding provisions of this ARTICLE 17, all adjustments applicable to Casualty Defects shall be made prior to Closing which Closing shall be extended until resolution of any disputes relating to the Casualty Defects (subject to Section 19.1(c)); provided, however, that if adjustments for alleged Title Defects, Environmental Defects, Casualty Defects, Open Defects and contested Environmental Defects do not, in the aggregate, exceed 10% of the Base Purchase Price, then Closing shall occur as to the other Assets that are not subject to the dispute (with the portion of the Assets subject to the dispute being excluded, and the Base Purchase Price reduced for the entire Allocated Values thereof) and Closing shall subsequently close and consummate the transactions as to the Assets made the subject of the dispute within thirty (30) days following the final resolution of the dispute.  Notwithstanding anything to the contrary contained in this ARTICLE 17, Seller shall be entitled to retain all insurance proceeds, if any, and claims against other parties relating to any such Casualty Defect.  For purposes of this provision, normal wear and tear shall not be considered a Casualty Defect.

ARTICLE 18

18.                               NOTICES

All communications between Buyer and Seller required or permitted under this Agreement shall be in writing, and any communication or delivery hereunder shall be deemed to have been fully made if actually delivered, by facsimile transmission, or if mailed by registered or certified mail, postage prepaid, to the address as set forth below:

BUYER	SELLER

HALCON ENERGY PROPERTIES, INC.	SAMSON EXPLORATION, LLC
1000 Louisiana Street, Suite 6700	110 West 7th Street, Suite 2000
Houston, Texas 77002	Tulsa, Oklahoma 74119
Attention: Steve W. Herod	Attention: Scott Rowland
Phone: (832) 538 0506	Phone: (918) 879-9812
Fax: (713) 589 8019	Fax: (918) 878-8321
Email: sherod@halconresources.com	Email: srowland@samsonco.com

with a copy to:	with a copy to:

Halcon Energy Properties, Inc.	Samson Energy Company, LLC
1000 Louisiana Street, Suite 6700	110 West 7th Street, Suite 2000
Houston, Texas 77002	Tulsa, Oklahoma 74119
Attention: David Elkouri	Attention: Mark M. Lauer
Phone: (832) 538 0514	Phone: (918) 879-9612
Fax: (713) 589 8019	Fax: (918) 878-9312
Email: delkouri@halconresources.com	Email: mlauer@samsonco.com

ARTICLE 19

19.                               TERMINATION

19.1                        Termination - This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing:

(a)                                 by the mutual written agreement of Buyer and Seller;

(b)                                 by written notice from either Buyer or Seller if Closing has not occurred on or before June 1, 2017; provided, however, that no Party may terminate this Agreement pursuant to this Section 19.1(b) if such Party’s breach of its representations and warranties or its failure to comply with its obligations or covenants under this Agreement caused the Closing not to occur on or before this date; or

(c)                                  by written notice from either Buyer or Seller if ten percent (10%) of the Base Purchase Price is less than the aggregate sum of (i) the Title Defect amounts for all Title Defects timely and properly asserted pursuant to ARTICLE 7 (excluding all Title Defects related to any Reversionary Interests), (ii) the Environmental Defect amounts for all Environmental Defects timely and properly asserted pursuant to ARTICLE 8, and (iii) the Casualty Defect amounts pursuant to ARTICLE 17; provided, however, that Buyer shall have the right to waive or reduce the amount of any previously asserted Title Defects and Environmental Defects, by written notice to Seller within three (3) Business Days after receipt of a termination notice, such that the aggregate sum of the foregoing defects is less than 10%, thereby enabling the Parties to proceed to Closing in lieu of termination.

19.2                        Liabilities Upon Termination; Deposit Amount - If this Agreement terminates, as described in Section 19.1 above, then the entire Deposit will be returned and paid to Buyer and all obligations of the Parties under this Agreement will thereafter terminate and be of no further force and effect, except that the provisions of Section 20.4 and 20.5 will survive; provided, however, that if this Agreement is terminated because of either (i) a willful or intentional breach of this Agreement by Seller or because Seller’s conditions to Closing are not satisfied as a result of Seller’s willful or intentional failure to comply with its obligations under this Agreement, then Buyer’s sole and exclusive remedy for any breach or failure to perform by Seller under this Agreement shall be to terminate this Agreement, to receive the Deposit from the Escrow Agent, and to pursue all remedies available at law for damages or other relief, in equity or otherwise, including, without limitation, specific performance; or (ii) a willful or intentional breach of this Agreement by Buyer or because Buyer’s conditions to Closing are not satisfied as a result of Buyer’s willful or intentional failure to comply with its obligations under this Agreement, then Seller’s sole and exclusive remedy for any breach or failure to perform by Buyer under this Agreement shall be to terminate this Agreement, to receive and retain the Deposit as liquidated damages from the Escrow Agent (and the Parties hereby acknowledge that the extent of damages to Seller occasioned by such breach or default or failure to proceed by Buyer would be impossible or extremely impractical to ascertain and that the Deposit is a fair and reasonable estimate of such damage).

ARTICLE 20

20.                               MISCELLANEOUS

20.1                        Entire Agreement - This Agreement and all Exhibits and Schedules hereto constitute the entire agreement between the Parties.  Any previous negotiations or communications between the Parties are merged herein.

20.2                        Survival - This Agreement shall be binding upon and shall inure to the benefit of the undersigned, their successors, heirs, assigns and corporate successors and may be supplemented, altered, amended, modified, or revoked by writing only, signed by both Parties.  The representations made by Seller and Buyer under ARTICLE 5 and ARTICLE 6 shall continue in full force and effect for a period of twelve (12) months from and after the Closing Date; provided, however, that the representations made by Seller in Sections 5.1, 5.2, 5.3 and 5.6 and the representations made by Buyer in 6.4 shall further survive for the applicable statute of limitations.  All other representations, promises, agreements, releases, and indemnities made in this Agreement or in the Conveyances shall survive Closing.

20.3                        Arbitration and Dispute Resolution Procedures

(a)                                 If a Party notifies the other Party of any disputed items regarding either (i) the existence of any Title Defects asserted by Buyer, or the value of any adjustments to the Base Purchase Price therefor, (ii) the existence of any Environmental Defects asserted by Buyer, or the value of any adjustments to the Base Purchase Price therefor, (iii) the existence of any Casualty Defects asserted by Buyer, or the value of any adjustments to the Base Purchase Price therefor, or (iv) any other proposed adjustments to the Base Purchase Price to be made at Closing, or to be made after Closing in connection with the Final Settlement Statement, then Seller and Buyer shall promptly meet and attempt to resolve the dispute within fifteen (15) days following written notification of the dispute in accordance with the applicable terms of this Agreement.  In the event the Parties fail to resolve their differences, then all such items remaining in dispute after the later of Closing or the end of such 15-day period shall be submitted by Seller and Buyer (i) in the case of Title Defects or Casualty Defects (or adjustments relating thereto), a “Title/Casualty Expert” mutually agreed to by the Parties, (ii) in the case of Environmental Defects (or adjustments relating thereto), an “Environmental Expert” mutually agreed to by the Parties, and (iii) in the case of any other proposed adjustments to the Base Purchase Price to be made at Closing, or to be made after Closing in connection with the Final Settlement Statement, then to one of the nationally recognized independent auditors or accounting firms (“Accounting Experts”) mutually agreed to by the Parties (in each case, the Title/Casualty Expert, the Environmental Expert and the Accounting Expert, as applicable, is herein referred to as the “Neutral Auditor”).  All fees and expenses of the Neutral Auditor relating to the work, if any, to be performed thereby pursuant to this Section 20.3(a) shall be borne 50% by Seller and 50% by Buyer; provided, however, that in the event that the Neutral Auditor determines that the actual adjustment to the Base Purchase Price relative to a disputed item varies less than 10% of the original adjustment proposed for the applicable Title Defect, Casualty Defect, Environmental Defect or other adjustment to the Base Purchase Price and made the subject of the dispute, then the Party disputing the same shall be charged 100% of the costs of the Neutral Auditor.  Except as provided in the preceding sentence, all other costs and expenses incurred by the Parties in connection with resolving any dispute hereunder before the Neutral Auditor shall be borne by the Party incurring such cost and expense.  The Neutral Auditor shall act as an arbitrator to determine only those items still in dispute at the end of the 15-day resolution period.  In no event shall the Neutral Auditor’s determination be outside of the range of amounts claimed by the respective Parties with respect to those items in dispute.  The Parties shall instruct the Neutral Auditor to render its reasoned written decision as soon as practicable but in no event later than 30 days after his, her or its engagement (which engagement shall be made no later than ten (10) Business Days after the end of the fifteen-day period in which the Parties were to have attempted to reach mutual agreement and resolution of the disputed item).  Such decision shall be set forth in a written statement delivered to Seller and Buyer and shall be final, binding, conclusive and nonappealable for all purposes hereunder.  In all cases, the Neutral Auditor must be independent of the Parties to the dispute, have the type of applicable experience described in Section 20.3(c) below and render a decision on a neutral basis, in accordance with the terms of this Agreement.

(b)                                 Except for the type of dispute described and addressed in Section 20.3(a) above, any other dispute arising under this Agreement (an “Arbitrable Dispute”) shall be referred to and resolved by binding arbitration in Houston, Texas by three (3) arbitrators, using the Commercial Arbitration Rules of the American Arbitration Association (“AAA”), but not using the offices or auspices of the AAA; and, to the maximum extent applicable, the Federal Arbitration Act (Title 9 of the United States Code).  If there is any inconsistency between this Article and any statute or rules, this Article shall control.  Arbitration shall be initiated within the applicable limits set forth in this Agreement and not thereafter or if no time limit is given, within the time period allowed by the applicable statute of limitations, by one Party (“Claimant”) giving written notice to the other Party (“Respondent”), that the Claimant elects to refer the Arbitrable Dispute to arbitration, and that the Claimant has appointed an arbitrator, who shall be identified in such notice.  The Respondent shall notify the Claimant within thirty (30) days after receipt of Claimant’s notice, identifying the arbitrator the Respondent has appointed.  The two (2) arbitrators so chosen shall select a third arbitrator within thirty (30) days after the second arbitrator has been appointed (upon failure of a Party to act within the time specified for naming an arbitrator, such arbitrator shall be appointed by the presiding Federal District Judge for the Southern District of Texas (the “Designating Judge”)).  Seller shall pay the compensation and expenses of the arbitrator named by or for it, Buyer shall pay the compensation and expenses of the arbitrator named by or for it, and Seller and Buyer shall each pay one-half of the compensation and expenses of the third arbitrator.

(c)                                  Each arbitrator must be a neutral party who has never been an officer, director or employee of the Parties or any of their affiliates or any entity in which a Party owns or controls, or owned or controlled, more than a ten percent (10%) interest, has not provided professional or consulting services for either Party within the five (5) years preceding the commencement of the proceedings, has more than ten (10) years’ experience in the oil and gas industry, and must have a formal financial/accounting, engineering or legal education.  The hearing for an Arbitral Dispute shall be commenced within sixty (60) days after the selection of the third arbitrator.  The parties and the arbitrators shall proceed diligently in accordance with the procedures set forth in Section 20.3 in order that the arbitral award shall be made as promptly as possible.  All statutes of limitation that would otherwise be applicable shall apply to any arbitration proceeding.  The tribunal shall not have the authority to grant or award indirect or consequential damages, punitive damages or exemplary damages.

(d)                                 If the arbitration panel determines that an Arbitrable Dispute does not present a valid Claim, the panel shall deny the Claim and no damages shall be awarded.

(e)                                  If, as a result of the initial decision making process, the arbitration panel determines that a valid Claim was presented as an Arbitrable Dispute, the arbitration hearing shall be scheduled and conducted as promptly as possible in Houston, Texas.  The amount of the award relating to the Claim shall be determined by the majority vote of the three (3) arbitrators.  Except as provided in clause (b), all costs and expenses incurred by the Parties in connection with resolving any dispute hereunder shall be borne by the Party incurring such cost and expense; provided, however, that the arbitration panel shall have the authority to award attorney’s fees and costs of arbitration to the prevailing Party if the panel determines that the non-prevailing Party’s position was not based on a commercially reasonable interpretation of the applicable standards, law or facts.

20.4                        Confidentiality - The parties understand and agree that the terms and provisions of that certain Confidentiality Agreement dated November 23, 2016 by and between Seller and Halcon Resources Corporation (the “Confidentiality Agreement”) shall remain in full force and effect until the Closing of this transaction.  In the event of termination of this Agreement pursuant to ARTICLE 19, the Buyer agrees to keep all of the terms of this transaction confidential for a period equal to the later of the date of termination of the Confidentiality Agreement or two (2) years following termination of this Agreement.  Furthermore, any additional information obtained as a result of Buyer’s access to the Assets which does not specifically relate to the Assets shall continue to be treated as confidential for a period of two (2) years following the date of this Agreement and shall not be disclosed by the Buyer without the prior written consent of the Seller.  The above restrictions on disclosure and use of information obtained pursuant to this Agreement shall not apply to information to the extent it:

(a)                                 is or becomes publicly available through no act or omission of the Buyer or any of their consultants or advisors; or

(b)                                 is subsequently obtained lawfully from a third party, where the Buyer has made reasonable efforts to ensure that such third party is not a party to or bound by any confidentiality agreement with the Seller; or

(c)                                  is already in the Buyer’s possession at the time of disclosure, without restriction on disclosure.

If the Buyer employs consultants, advisors or agents to assist in its review of the Assets, Buyer shall be responsible to Seller for ensuring that such consultants, advisors and agents comply with the restrictions on the use and disclosure of information set forth in this Section 20.4.

20.5                        Choice of Law - THIS AGREEMENT AND ITS PERFORMANCE SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF TEXAS.

20.6                        Assignment - The rights and obligations under this Agreement may not be assigned by any Party without the prior written consent of the other Party and any nonpermitted assignment shall be void.

20.7                        No Admissions - Neither this Agreement, nor any part hereof, nor any performance under this Agreement shall constitute or be construed as a finding, evidence of, or an admission or acknowledgment of any liability, fault, or past or present wrongdoing, or violation of any law, rule, regulation, or policy, by either Seller or Buyer or by their respective officers, directors, employees, or agents.

20.8                        Amendments - Except for waivers specifically provided for in this Agreement, this Agreement may not be amended nor any rights hereunder waived except by an instrument in writing signed by the Party to be charged with such amendment or waiver and delivered by such Party to the other Party claiming the benefit of such amendment or waiver.

20.9                        Counterparts - This Agreement may be executed by Buyer and Seller in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute one and the same instrument.  Execution can be evidenced by facsimile transmission of signatures pages with original signature pages to promptly follow in due course.

20.10                 Third-Party Beneficiaries - Except to the limited extent expressly provided otherwise in Sections 8.5, 16.3, and 16.4, neither this Agreement nor any performances hereunder by Seller or Buyer shall create any right, claim, cause of action, or remedy on behalf of any person not a party hereto.

20.11                 Public Communications - After Closing, either Party may make a press release or public communication concerning this transaction; provided, however, any such press release or public communication is subject to the other Party’s prior review and written approval; provided, further, however, that, if either Party is required by law or the rules of the New York Stock Exchange to make such public announcement or statement, then the same may be made without the approval of the other Party.

20.12                 Headings - The headings of the Articles and Sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

20.13                 Expenses - Each of the Parties hereto shall pay its own fees and expenses incident to the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby, including brokers’ fees.  Buyer shall be responsible for the cost of all fees for the recording of the Conveyances relating to the Assets.  All other costs shall be borne by the Party incurring them.

20.14                 Waiver of Consumer and Other Rights - Seller and Buyer intend that Buyer’s rights and remedies with respect to the transaction contemplated by this Agreement and with respect to all acts or practices of Seller, past, present or future, in connection with the transaction contemplated by this Agreement shall be governed by legal principles other than the Texas Deceptive Trade Practices Consumer Protection Act, Tex. Bus. & Com. Code Ann. §17.41, et seq. (Vernon 1987) (the “DTPA”) or similar laws in other states.  BUYER WAIVES IT RIGHTS UNDER THE DTPA SPECIFICALLY INCLUDING SECTION 17.41 ET. SEQ., VERNON’S TEXAS CODE ANNOTATED, BUSINESS AND COMMERCE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS, OR ANY SIMILAR STATE OR FEDERAL LAW.  AFTER AN OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF ITS OWN SELECTION, BUYER ACKNOWLEDGES THAT THE DISCLAIMERS AND WAIVERS GIVEN IN AND UNDER THIS AGREEMENT SHALL BE CONSIDERED MATERIAL AND

INTEGRAL PARTS OF THIS AGREEMENT, WITH CONSIDERATION GIVEN THEREFORE, AND ACKNOWLEDGES THAT ALL DISCLAIMERS AND WAIVERS ARE “CONSPICUOUS” AND HAVE BEEN BROUGHT TO THE ATTENTION OF BUYER, AND THAT BUYER HAS VOLUNTARILY AND KNOWINGLY CONSENTED TO ALL DISCLAIMERS AND WAIVERS.  Buyer hereby warrants and represents to Seller, as of the date hereof and as of the Closing Date, that (i) Buyer is not in a significantly disparate bargaining position, (ii) Buyer has been represented by legal counsel in connection with the transaction contemplated by this Agreement, which transaction does not involve the purchase or lease of a family residence occupied or to be occupied as a residence, and which transaction is for a consideration paid or to be paid that exceeds $500,000.00 and (iii) Buyer is a business consumer with assets of $5,000,000.00 or more according to Buyer’s most recent financial statement prepared in accordance with GAAP and has knowledge and experience in financial and business matters that enable Buyer to evaluate the merits and risks of the transaction.  Buyer acknowledges that the Base Purchase Price is predicated upon this waiver of the DTPA and similar laws in other states and the inapplicability of the DTPA and similar laws in other states and Buyer’s representations and warranties contained in this Section 20.14, and the Seller, in determining to proceed with entering into this Agreement, has expressly relied upon this waiver and the inapplicability of the DTPA and similar laws in other states and Buyer’s representations and warranties contained in this Section 20.14.

20.15                 Non-Compensatory Damages. - None of the Buyer Group or Seller Group shall be entitled to recover from Seller or Buyer, as applicable, or their respective affiliates, any indirect, consequential, punitive or exemplary damages or damages for lost profits of any kind arising under or in connection with this Agreement or the transactions contemplated by this Agreement, except to the extent any such Party suffers such damages (including costs of defense and reasonable attorney’s fees incurred in connection with defending of such damages) to a third party, which damages (including costs of defense and reasonable attorney’s fees incurred in connection with defending against such damages) shall not be excluded by this provision as to recovery hereunder.  Subject to the preceding sentence, Buyer, on behalf of each of the Buyer Group, and Seller, on behalf of the Seller Group, each waive any right to recover punitive, special, exemplary and consequential damages, including damages for lost profits of any kind, arising in connection with this Agreement or the transactions contemplated by this Agreement.  This Section 20.15 shall not restrict any Party’s right to obtain specific performance or other equitable remedies (other than rescission) pursuant to this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

“SELLER”		“BUYER”

SAMSON EXPLORATION, LLC		HALCON ENERGY PROPERTIES, INC.

By:	/s/ Scott Rowland	By:	/s/ Floyd C. Wilson
	Scott Rowland		Floyd C. Wilson
	Vice President—Business Development		Chief Executive Officer and President